EXHIBIT 10.5

PURCHASE AGREEMENT

Dated May 23, 2006

By and Among

Alliance Laundry Systems LLC

and

Laundry Systems Group NV

and

Cissell Manufacturing Company

and

Jensen USA Inc.

and

LSG North America, Inc.

i

(continued)

(continued)

(continued)

Table of Exhibits

Exhibit A	IPH Supply Agreement

Exhibit B	Letter Agreement with respect to “Jensen”-labeled products

Exhibit C	IPH Transitional Services Agreement

Exhibit D	Fort Mill Transitional Services Agreement

Exhibit E	Louisville Lease

Exhibit F	Amendments to the Fort Mill Letter Agreements

v

Table of Schedules

Schedule 1.2(h)	IPH Product Line

Schedule 1.3(l)	Excluded Contracts

Schedule 1.7	Allocation of Purchase Price

Disclosure Schedule 3.2(a)	Corporate Status

Disclosure Schedule 3.4(a)	Capitalization of the Acquired Companies

Disclosure Schedule 3.5(a)	No Conflicts

Disclosure Schedule 3.5(b)	Governmental Approval or other Consent

Disclosure Schedule 3.7	Annual Accounts and CLD Pro Forma Annual Accounts 2005

Disclosure Schedule 3.8	Litigation

Disclosure Schedule 3.9(a)	Compliance with Applicable Laws

Disclosure Schedule 3.9(b)	Government Approvals and other Consents Necessary for or Material to the Conduct of the Acquired Operations

Disclosure Schedule 3.10(a)	Liens Against Acquired Assets

Disclosure Schedule 3.10(c)	Services provided by LSG or any Affiliate to the Acquired Operations

Disclosure Schedule 3.11(a)	Material Contracts

Disclosure Schedule 3.11(b)	Material Disputes or Termination Events Pending or Threatened under any Material Contract

Disclosure Schedule 3.12(a)	Owned Intellectual Property

Disclosure Schedule 3.12(b)	Owned Intellectual Property that is being Infringed or Used Without a License or Permission

Disclosure Schedule 3.12(d)	Work for Hire Arrangements

Disclosure Schedule 3.13(a)	Owned Real Property and Leased Real Property

Disclosure Schedule 3.13(b)	Leases Requiring the Consent of Lessor

Disclosure Schedule 3.13(e)	Rights to Purchase or Rights of First Refusal regarding Real Property

Disclosure Schedule 3.14	Environmental Matters

Disclosure Schedule 3.15(a)	List of Employees and Consultants of Acquired Companies and Sellers

Disclosure Schedule 3.15(b)	Collective Bargaining and Labor Agreements

Disclosure Schedule 3.15(c)	Labor Disputes

Disclosure Schedule 3.16(a)	Material Benefit Plans

Disclosure Schedule 3.16(g)	Assets and Obligations of Cissell Manufacturing Company Pension Plan

Disclosure Schedule 3.16(h)	Post-Employment Benefits of Employees in the Acquired Operations

Disclosure Schedule 3.17	Tax Matters

Disclosure Schedule 3.18	Insurance

Disclosure Schedule 3.19	Outstanding Indebtedness of Sellers and Acquired Companies

Disclosure Schedule 3.20	Inventory

Disclosure Schedule 3.21	Information Technology

Schedule 5.1(b)	Material Negative Findings Identified during Second Phase Due Diligence

Schedule 5.1(c)	Material Negative Findings Identified between January 26, 2006, and the Date of Signing

Schedule 5.14(a)	Known Items

Schedule 6.2(i)	Termination of Contracts as a Condition to Obligations of the Buyer

Schedule 6.2(j)	Consents required as a Condition to Obligations of the Buyer

Schedule 7.1(b)	Excluded Employees

Schedule 11.1(a)	Outstanding Guarantees of the Sellers to be Assumed by the Buyer

Schedule 11.1(b)	Sellers’ Knowledge

PURCHASE AGREEMENT

PURCHASE AGREEMENT dated as of May 23, 2006 (this “Agreement”), by and among Alliance Laundry Systems LLC, a Delaware limited liability company (the “Buyer”), Laundry Systems Group NV, a limited liability company organized and existing under the laws of Belgium (“LSG”), Cissell Manufacturing Company, a Rhode Island corporation (“Cissell”), Jensen USA Inc., a North Carolina corporation (“Jensen”), LSG North America, Inc., a North Carolina corporation (“LSG North America” and, together with LSG, Cissell and Jensen, the “Sellers”). Capitalized terms used in this Agreement are defined in Section 11.1.

WHEREAS, Cissell owns all of the issued and outstanding shares of capital stock of Cissell Distribution Center Corp., a Tennessee corporation (“Cissell Distribution”);

WHEREAS, LSG North America owns all of the issued and outstanding shares of Global Fox Financial, Inc., a Florida corporation (“Global Fox”);

WHEREAS, LSG’s U.S. commercial laundry division is engaged in the manufacturing, marketing and distribution of commercial laundry products and the financing of commercial laundry equipment through the Sellers (other than LSG), including without limitation, the Cissell operations conducted by Cissell and Cissell Distribution, the IPSO USA operations conducted by Jensen in Fort Mill, South Carolina, the IPH washer-extractor product line in Panama City, Florida, the laundromat operations conducted by IPSO Laundromat, LLC (“Laundromats LLC”) and the financing activities of Global Fox (such operations being herein called, collectively, the “Acquired Operations”);

WHEREAS the Buyer wishes to purchase (whether directly or indirectly through one or more Subsidiaries of the Buyer) from the Sellers, and the Sellers wish to sell to the Buyer, (i) the Acquired Assets (as defined herein), (ii) all of the issued and outstanding shares of Cissell Distribution (the “Cissell Stock”) and (iii) all of the issued and outstanding shares of Global Fox (the “Global Fox Stock”, and together with the Cissell Stock, the “Acquired Stock”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS the Buyer has agreed to assume, directly or indirectly, through one or more Subsidiaries, the Assumed Liabilities (as defined herein),

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

1.1 Stock. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers will sell, transfer, assign, convey and deliver to the Buyer (or the Buyer’s designee as contemplated by Section 12.10) free and clear of any Liens other than Permitted Liens, and the Buyer will accept and purchase from the Sellers, all of such Sellers’ right, title and interest in and to the Acquired Stock.

1.2 Assets. On the terms and subject to the conditions of this Agreement, at the Closing, the Sellers will sell, transfer, assign, convey and deliver to the Buyer (or the Buyer’s designee as contemplated by Section 12.10) free and clear of any Liens other than Permitted Liens, and the Buyer will accept and purchase from the Sellers, all of the Sellers’ right, title and interest in the following assets (collectively, the “Acquired Assets”):

(a) all accounts receivable, trade receivables and equipment note receivables, of or indebtedness owed to, each Seller relating primarily to the Acquired Operations, and any claim, remedy or other right relating to the foregoing;

(b) all machinery, equipment, tools, dies, tooling, supplies, materials, computer hardware, furniture, office equipment, vehicles and other items of tangible personal property of every kind owned or leased by each Seller (wherever located and whether or not carried on the Sellers’ books), in each case, relating primarily to the Acquired Operations, together with any express or implied warranty by the manufacturer, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto;

(c) all inventories and deferred items of any Seller relating primarily to the Acquired Operations, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Sellers in the production of finished goods;

(d) all Government Approvals and all pending applications or renewals therefor of each Seller relating primarily to the Acquired Operations;

(e) all right, title and interest of each Seller in and to all Intellectual Property and intellectual property licenses owned, used or held for use by each Seller and relating primarily to the Acquired Operations, including, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction and all tangible embodiments thereof (wherever located and whether or not carried on the Sellers’ books);

(f) all Owned Real Property and Leased Real Property and all other interests in real property of the Sellers relating primarily to the Acquired Operations, in each case together with all buildings, additions, structures, improvements, fixtures and all other attachments or appurtenances thereto, but excluding the real property and related assets described in Section 1.3(d);

(g) all other intangible rights and property of each Seller relating primarily to the Acquired Operations, including going concern value and goodwill;

(h) all engineering drawings, Intellectual Property, finished goods inventory and all unique tooling and dedicated capital equipment used for the manufacture of Jensen’s IPH washer-extractor product line, as set forth in Schedule 1.2(h), (collectively, the “IPH Product Line”);

(i) all sales and promotional literature and other selling material owned, associated with, used or employed in or by the Sellers and relating primarily to the Acquired Operations;

(j) copies of all Records, invoices, client lists, customer lists, supplier lists, mailing lists and other data owned, associated with, used or employed by each Seller and relating primarily to the Acquired Operations, including research and development reports, production reports, service and warranty records, equipment logs, operating guides and manuals, financial and accounting Records, studies, correspondence and, to the extent permitted by any Applicable Law, copies of all personnel Records;

(k) all rights of each Seller under all Contracts, sales and purchase orders and production releases relating primarily to the Acquired Assets or the Acquired Operations and under all commitments, quotations, bids, offers and solicitations and all rights and claims (including refunds and claims thereto) with respect to all Assumed Liabilities and any confidentiality agreements with third parties relating primarily to the Acquired Operations;

(l) all rights of each Seller to deposits, prepaid expenses, claims for refunds and rights to offset in respect thereof relating primarily to the Acquired Operations;

(m) all rights, claims (including refunds (other than rights and claims of the Sellers to Tax refunds of Income Taxes relating to any Pre-Closing Period) and claims thereto) and causes of action relating primarily to the Acquired Operations, including all rights to indemnification under any Contract pursuant to which any Seller acquired any of the Acquired Assets and all insurance benefits and rights under any insurance policies of any Seller relating primarily to the Acquired Assets or the Acquired Operations, including all insurance benefits arising from or related primarily to the Acquired Operations or Assumed Liabilities prior to Closing;

(n) all renewal rights, rights to contingent commissions, profit-sharing commissions, or other similar commission rights and other similar rights of each Seller relating primarily to the Acquired Operations;

(o) all claims of each Seller against any third party relating primarily to the Acquired Operations, whether choate or inchoate, known or unknown, contingent or non-contingent;

(p) all membership interests in Laundromats LLC, a limited liability company organized under the laws of North Carolina; and

(q) all other assets, rights and claims of every kind and nature, real or personal, tangible or intangible, of each Seller relating primarily to the Acquired Operations, whether or not similar to the items specifically set forth above, except for the Excluded Assets.

1.3 Excluded Assets. The Sellers will retain (and the Acquired Assets will not include) the following assets (collectively, the “Excluded Assets”):

(a) all Cash held by any of the Sellers immediately prior to Closing;

(b) any personal and real properties or assets formerly owned, leased, operated or used by any Acquired Company, Seller or any of their respective Affiliates or any predecessors in interest of the foregoing;

(c) all assets, Intellectual Property and Real Property located at Jensen’s existing manufacturing facility located at 99 Aberdeen Loop, Panama City, Florida, other than those items described in Section 1.2(h);

(d) the buildings, additions, structures and improvements, fixtures (including any HVAC mechanical or other mechanical systems) located at Cissell’s existing manufacturing facility at 831 South First Street, Louisville, Kentucky, and the land thereunder (including any easements, licenses, rights and appurtenances specifically relating to the foregoing real property) as described in the Louisville Lease, but excluding any equipment, machinery and other items of personal property located thereon or therein;

(e) all assets used primarily in the heavy-duty laundry business as indirectly or directly conducted by LSG;

(f) all rights and claims of the Sellers to (i) Tax refunds of Income Taxes relating to any Pre-Closing Period and (ii) all Tax Returns of the Sellers;

(g) all capital stock held by LSG or any of its Affiliates (other than the Acquired Stock and the equity interests of Laundromats LLC);

(h) all rights in and to the “AMKO” name;

(i) all raw materials and work-in progress of the IPH Product Line (except as provided by the IPH Supply Agreement);

(j) all reserves reflected on the Annual Accounts with respect to Litigation pending as of the Closing;

(k) all rights of the Sellers under this Agreement or any of the Ancillary Agreements; and

(l) all rights of the Sellers under any Contract set forth on Schedule 1.3(l).

1.4 Assumption of Liabilities. Subject to the terms and conditions set forth herein, the Buyer agrees, effective at the Closing, to assume all Liabilities (other than the Excluded Liabilities) primarily relating to the conduct of the Acquired Operations on or before the Closing Date (the “Assumed Liabilities”).

1.5 Excluded Liabilities. Notwithstanding the provisions of Section 1.4, any Ancillary Agreement or any other provision hereof or any Schedule or Exhibit hereto or thereto and regardless of any disclosure to the Buyer, the Buyer shall not assume and be responsible for the following Liabilities (collectively, the “Excluded Liabilities”):

(a) all Liabilities arising out of or related to the Excluded Assets, including all Liabilities arising under or related to any Environmental Law;

(b) all Liabilities resulting from all Litigation (i) pending as of the Closing to the extent resulting from the conduct or ownership of the Acquired Operations, the Acquired Assets or the Acquired Stock prior to the Closing, including, without limitation, (x) the pending Litigation listed on Schedule 3.8 and (y) any pending Litigation in which IPSO LSG NV (“IPSO Belgium”) and any Seller or Acquired Company is a named party, or (ii) arising out of or relating to any occurrence or event (actual or alleged) transpiring or existing prior to the Closing, including all incurred but not reported claims and/or occurrences;

(c) all Liabilities arising from or relating to the IPH Product Line (except as provided by the IPH Supply Agreement);

(d) all Liabilities arising from or relating to Jensen to the extent such Liabilities relate to businesses or operations other than the Acquired Operations;

(e) all Liabilities with respect to employees employed in the IPH Product Line;

(f) all Liabilities expressly excluded in Article VII;

(g) all Liabilities for Income Taxes of, or in respect of, the Acquired Operations, the Acquired Assets, Sellers or Sellers’ Affiliates (recognizing that, by operation of law, Liabilities for Income Taxes of Cissell Distribution and Global Fox are Liabilities of such Persons but are subject to the Sellers’ indemnification obligations pursuant to Section 9.1(a)(i) of this Agreement);

(h) all Liabilities relating to the Pre-Closing Restructuring as defined in the Share Purchase Agreement, dated as of the date hereof among LSG and the Buyer (the “Share Purchase Agreement”);

(i) all Liabilities relating to the reorganization of WMC Holdings, Inc. pursuant to the Agreement and Plan of Reorganization, dated as of March 31, 2005, by and among LSG, IPSO Belgium, WMC Holdings, Inc. and LSG North America;

(j) all Indebtedness (other than Permitted Intercompany Indebtedness, as defined herein); and

(k) all Liabilities arising under or relating to any Contract set forth on Schedule 1.3(l).

1.6 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, the purchase price for the Acquired Assets and the Acquired Stock shall be €8.6 million (the “Purchase Price”).

1.7 Allocation of the Purchase Price. Within 30 days after signing this Agreement, the Buyer shall provide to LSG a proposed allocation of the Purchase Price and other relevant items among the Acquired Assets and the Acquired Stock, such allocation to be made in accordance with Section 1060 of the Code and using the fair market values (by class of assets described in Section 1.338-6(b) of the U.S. Treasury Regulations). For these purposes, the assets of Laundromats LLC (and not the Laundromats Membership Interests) shall be considered Acquired Assets. If LSG does not object within five business days after its receipt of such allocation, such allocation shall be treated as the agreed final allocation. If LSG objects in writing to any particular item in the Buyer’s proposed allocation within five business days after the receipt thereof, the Buyer and LSG shall use their best efforts to agree on such item in a timely fashion. To the extent permitted by Applicable Law, the Buyer and the Sellers shall use the agreed-upon final allocation for all Tax reporting purposes.

1.8 Indebtedness. All Indebtedness of the Acquired Companies, and to the extent relating to the Acquired Operations, all Indebtedness of the Sellers, shall be repaid and/or extinguished on or prior to the last day of the month immediately preceding the Closing Date, except for Indebtedness existing between any two of the following entities: any CLD Company, any of the Acquired Operations or any Acquired Company, but only to the extent the net balance of all such intercompany Indebtedness is zero (the “Permitted Intercompany Indebtedness”).

1.9 Consent of Third Parties.

(a) To the extent that any Contract or other asset included in the Acquired Assets is not capable of being assigned, transferred, subleased or sublicensed without the consent or waiver of a third party (whether or not a Governmental Authority), or if such assignment, transfer, sublease or sublicense would constitute a breach thereof or a violation of Applicable Law, this Agreement (and any related documents delivered at the Closing) shall not constitute an actual or attempted assignment, transfer, sublease or sublicense thereof unless and until such consent or waiver of such third party has been duly obtained or such assignment, transfer, sublease or sublicense has otherwise become lawful (any Contract, license or other asset otherwise included in the Acquired Assets and not assigned, transferred, subleased or sublicensed as a result of this Section 1.9(a) is hereinafter referred to as an “Unassigned Asset”).

(b) To the extent that the consents and waivers referred to in Section 1.9(a) are not obtained prior to the Closing and until the impracticalities of transfer referred to therein are resolved, each Seller shall use all reasonable efforts to (i) continue its efforts to obtain such consents and waivers, (ii) provide or cause to be provided to the Buyer the benefits of any Unassigned Asset, (iii) cooperate in any arrangement, reasonable and lawful as to both the Sellers and the Buyer, designed to provide such benefits to the Buyer and (iv) enforce for the account of the Buyer any rights of the Sellers arising from such Unassigned Asset, including all rights to indemnification, insurance and the right to elect to terminate in accordance with the terms thereof, in each case after consulting with and upon the advice and direction of the Buyer. In connection with the foregoing, the Sellers agree to make their personnel, and applicable Records, reasonably available to the Buyer (at no cost to the Buyer) in order to effect all actions reasonably required to be taken by the Sellers under this Section 1.9(b). The Sellers shall be responsible for all expenses incurred by the Sellers in connection with the foregoing, including all fees, costs and expenses incurred in connection with obtaining any consents or waivers from third parties with respect to the Unassigned Assets.

ARTICLE II

CLOSING

2.1 Place and Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. Eastern Daylight Time on the date that is two Business Days after the conditions set forth in Article VI have been satisfied or waived (other than conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) or such other time or place upon which the parties may agree (but in no event prior to the date upon which all conditions in Article VI have been satisfied or waived) (the “Closing Date”).

2.2 Transactions to be Effected at the Closing. At the Closing:

(a) the Sellers shall deliver to the Buyer, free and clear of any Liens, one or more certificates representing all of the Acquired Stock, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps;

(b) the Sellers shall deliver to the Buyer a bill of sale and such other assignments, endorsements, and other instruments as may be reasonably necessary to convey and vest in the Buyer all of the Sellers’ right, title and interest in and to all of the Acquired Assets. Simultaneously with such delivery, the Sellers shall take such action as may be reasonably necessary or reasonably requested by the Buyer to place the Buyer in possession and control of the Acquired Assets; and

(c) the Buyer shall pay to the entity or entities designated by LSG, by wire transfer of immediately available funds to an account or accounts designated by LSG at least three Business Days prior to the Closing Date, an amount equal to the Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As of the date hereof and as of the Closing Date, each Seller jointly and severally represents and warrants to the Buyer as follows:

3.1 Authorization, etc. Each Seller has the power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform fully its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which it is a party has been duly authorized. This Agreement and each Ancillary Agreement to which any Seller is a party constitutes a legal, valid and binding obligation of each Seller enforceable against it in accordance with its terms.

3.2 Corporate Status.

(a) Each Seller and Acquired Company is duly organized, validly existing and in good standing (to the extent the concept of good standing or any similar concept is applicable to such jurisdiction) under the laws of the jurisdiction of its incorporation as set forth on Disclosure Schedule 3.2(a), and has all power (corporate or otherwise) and authority to carry on its business (including its portion of the Acquired Operations) and to own or lease and operate its properties as and in places where such business is conducted.

(b) Each of the Acquired Companies is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business it conducts makes such qualification necessary. Sellers have made available to the Buyer true and correct copies of the Organizational Documents of each of the Sellers and the Acquired Companies as now in effect.

(c) IPSO USA Inc. is the tradename for an unincorporated division of the Sellers and is not a corporation, limited liability company, partnership or any other business entity that has been incorporated, organized or formed under any Applicable Law.

3.3 Books and Records. The Records of the Acquired Companies and, to the extent relating to the Acquired Assets and the Acquired Operations, the Sellers and their respective Affiliates, have been, or prior to the Closing, will be made available to the Buyer.

3.4 Acquired Companies.

(a) Disclosure Schedule 3.4(a) sets forth (i) with respect to Cissell Distribution and Global Fox (x) the number of shares of authorized capital stock of each such Acquired Company, (y) the par value of such shares and (z) the number of issued and outstanding shares of each class of capital stock of each such Acquired Company, the names of the record holders thereof and the number of shares held by each such holder and (ii) with respect to Laundromats LLC, the name of the sole member and its ownership interests therein (the “Laundromats Membership Interests”).

(b) The Sellers own beneficially and of record the Acquired Stock and the Laundromats Membership Interests, free and clear of any Liens. Upon delivery of and payment for the shares of Acquired Stock and the Laundromats Membership Interests at the Closing, the Buyer will acquire good and valid title to all of the shares of Acquired Stock and the Laundromats Membership Interests free and clear of any Lien other than any Lien created by the Buyer.

(c) All of the issued and outstanding shares of capital stock and membership interests of the Acquired Companies are duly authorized, have been validly issued and are fully paid and non-assessable (with respect to capital stock only), were not issued in violation of any Applicable Law or the Sellers preemptive right of any equityholder. There is no warrant, right, option, conversion privilege, stock purchase plan, put, call, or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of capital stock or membership interest of the Acquired Companies or other securities convertible into or exchangeable for capital stock, membership interests or other equity interests in any Acquired Company (now, in the future, or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right. There are no agreements to register any securities of any Acquired Company or sales or resales thereof under Applicable Law.

(d) None of the Acquired Companies directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest any of the Acquired Companies is required to invest or for which any of the Acquired Companies has liability which is not limited.

3.5 No Conflicts; etc.

(a) The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation or loss of any material benefit under, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the assets of the Acquired Companies or the Acquired Operations under (i) any Applicable Law binding upon or applicable to any Acquired Company, Seller or any Affiliate thereof, (ii) the Organizational Documents of such Seller or Acquired Company, or (iii) except as set forth in Disclosure Schedule 3.5(a), any Material Contract or other agreement or instrument to which any Acquired Company is a party or by which the Acquired Operations may be bound or affected.

(b) Except as specified in Disclosure Schedule 3.5(b), no Governmental Approval or other Consent is required to be obtained or made by any Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

3.6 Absence of Changes. Since December 31, 2005, each Seller and each of its Affiliates has conducted the Acquired Operations only in the ordinary course consistent with past practice, and the Acquired Operations has not experienced any event or condition, and to such Seller’s Knowledge no event or condition is threatened, that, individually or together with other events or conditions, has had or is reasonably likely to have a Material Adverse Change.

3.7 Financial Statements. Disclosure Schedule 3.7 contains true copies of (a) the Annual Accounts and the corresponding auditor’s report and (b) the CLD Pro Forma Annual Accounts 2005. The Annual Accounts and the CLD Pro Forma Annual Accounts have each been prepared on a basis of IFRS accounting principles applicable at December 31, 2005, on a basis consistent with the methodology used in preparing the IFRS Restatement and in accordance with (i) Applicable Law, (ii) with respect to LSG, Belgian GAAP and (iii) with respect to the Sellers (other than LSG) and the Acquired Companies, U.S. GAAP. The Annual Accounts (subject to the comments in the corresponding statutory auditor’s report) and the CLD Pro Forma Annual Accounts truly and accurately reflect, in all material respects, the Acquired Assets, Assumed Liabilities and financial condition and results of the Acquired Operations, for the respective periods indicated.

3.8 Litigation. Except as set forth in Disclosure Schedule 3.8, there is no Litigation pending or threatened (i) by or against any Acquired Company, or to the extent relating to the Acquired Assets or the Acquired Operations, the Sellers and their respective Affiliates or (ii) against or relating to the transactions contemplated by this Agreement or any Ancillary Agreement, and no Seller knows or has reason to be aware of any basis for the same.

3.9 Compliance with Laws; Governmental Approvals and Consents; Government Contracts.

(a) Except as disclosed in Disclosure Schedule 3.9(a), since December 31, 2005, each Acquired Company, and to the extent relating to the Acquired Assets, each Seller has complied in all material respects with all Applicable Laws, and to the Knowledge of the Sellers, no Seller or Acquired Company has received any notice alleging any such conflict, violation, breach or default.

(b) Disclosure Schedule 3.9(b) sets forth all Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the Acquired Operations. All such Governmental Approvals and Consents have been duly obtained and are in full force and effect, (ii) requests for renewal of Government Approvals and Consents have, to the extent necessary, been timely filed, and (iii) each Seller and Acquired Company is in compliance in all material respects with each of such Governmental Approvals and Consents held by it with respect to the Acquired Assets and the Acquired Operations. To the Knowledge of the Sellers, there has been no violation, cancellation, suspension, modification, revocation or default of any Governmental Approval or any notice of violation, cancellation, suspension, modification, revocation, default or dispute affecting any Governmental Approval, and, no basis exists for any such action, including, without limitation, as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) To the Knowledge of the Sellers, there are no proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to or binding upon any Seller or Acquired Company or the Acquired Operations and which might adversely affect the properties, assets, liabilities, operations or prospects of the Acquired Operations, either before or after the Closing Date.

3.10 Assets.

(a) Except as disclosed in Disclosure Schedule 3.10(a), the Sellers are the owners of and have good and marketable title to all of the Acquired Assets, free and clear of all Liens other than Permitted Liens, including but not limited to the Acquired Assets reflected in the Annual Accounts or acquired since the date thereof (except as may be disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement).

(b) Except for the Excluded Assets, the Acquired Assets and the Acquired Stock, taken as a whole, constitute all of the properties, assets and rights relating to or used or held for use in connection with the Acquired Operations. Except for the Excluded Assets, there are no assets, properties or rights used in the operation of the Acquired Operations and owned by any Person other than the Sellers that will not be leased, sold or licensed to the Buyer under valid, current leases or license arrangements.

(c) The Acquired Assets are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear), and to the Knowledge of the Sellers, there are no facts or conditions affecting the Acquired Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use. Disclosure Schedule 3.10(c) lists all services currently provided by LSG or any Affiliate thereof to the Acquired Operations that are not otherwise listed in the transitional services agreements included among the Ancillary Agreements.

3.11 Material Contracts.

(a) Except as disclosed on Disclosure Schedule 3.11(a), no Acquired Company or, with respect to the Acquired Operations, Seller, is party to or bound by:

(i) orders and other Contracts for the purchase or sale of materials, supplies, products or services, each of which involves aggregate payment obligations in excess of €250,000.00;

(ii) any Lease, sub-lease or other Contract granting rights of occupancy or use of real property;

(iii) employment, consulting, agency, service, collective bargaining or other similar Contracts relating to the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;

(iv) (A) loan agreements, pledges, notes, mortgages, indentures, security agreements, deeds of trust, guarantees, keep well agreements and other agreements and other instruments and arrangements relating to the borrowing of money or obtaining extensions of credit or guaranties of liabilities, obligations and commitments and (B) letters of credit and surety, indemnity, performance and similar bonds;

(v) licenses, licensing arrangements and other Contracts providing in whole or in part for the use of, or limiting the use of any Intellectual Property or Information Technology;

(vi) joint venture, partnership, equityholder or similar Contracts;

(vii) asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the sale, lease or disposal of any of the Acquired Assets (other than sales of Inventory in the ordinary course of business);

(viii) Contracts with any employee, director, officer, stockholder or Affiliate;

(ix) Contracts prohibiting or restricting the ability of any Seller, with respect to the Acquired Operations, or Acquired Company to compete with any Person, engage in any business or operate in any geographical areas;

(x) brokers or finders agreements; or

(xi) any Contracts with any Governmental Authority.

(b) Each Contract disclosed on Disclosure Schedule 3.11(a) (each, a “Material Contract”) is in full force and effect and enforceable against each party thereto in accordance with the express terms thereof. There does not exist under any Material Contract any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of any Acquired Company, Seller or its Affiliates or any other party thereto. Except as set forth on Disclosure Schedule 3.11(b), there are no material disputes or termination events pending or threatened under any Material Contract to which any Acquired Company is a party or by which any of the assets, properties or rights of the Acquired Operations is bound. The Sellers have made available to the Buyer true and complete copies of all written Material Contracts and accurate written descriptions of all material terms of all oral Material Contracts.

3.12 Intellectual Property.

(a) Owned Intellectual Property. Disclosure Schedule 3.12(a) lists all Owned Intellectual Property that is registered or subject to a pending application for registration. The Acquired Companies and Sellers are the exclusive owners of the Owned Intellectual Property free and clear of any Liens. The Owned Intellectual Property together with the Intellectual Property used pursuant to the Contracts set forth on Disclosure Schedule 3.11(a) constitutes all of the Intellectual Property used or held for use in the Acquired Operations or by any Acquired Company. Except as set forth on Disclosure Schedule 3.12(a), immediately after the Closing, the Buyer will own all of the Owned Intellectual Property and will have a right to use all other Intellectual Property relating to the Acquired Operations or used by any Acquired Company, free from any Liens and on the same terms and conditions as in effect prior to the Closing.

(b) No Infringement. Neither the conduct of the business of the Acquired Operations, nor the conduct of the business of the Acquired Companies, infringes or otherwise conflicts with the rights of any Person in respect of any Intellectual Property other than infringements or conflicts that would not individually or in the aggregate reasonably be expected to materially and adversely affect the Acquired Assets or the Acquired Operations. None of the Owned Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Acquired Companies or Sellers, except as set forth on Disclosure Schedule 3.12(b).

(c) Protection of Intellectual Property. The Sellers and the Acquired Companies have taken all actions reasonably necessary to ensure full protection of the Owned Intellectual Property under any Applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances). Each Acquired Company and each Seller has taken all actions reasonably necessary to maintain the secrecy of all confidential Intellectual Property relating to the Acquired Operations or used by the Acquired Companies (including requiring the execution of valid and enforceable agreements by employees or any other Person to whom such confidential Intellectual Property is made available). To the Knowledge of Sellers, no Acquired Company or Seller is using or enforcing any material Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Owned Intellectual Property.

(d) Work for Hire Arrangements. Except as set forth on Disclosure Schedule 3.12(d), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property or Software on behalf of any Acquired Company, or any predecessor in interest thereto, or Seller or any predecessor in interest thereto that relates to the Acquired Operations (i) created such materials in the scope of his or her employment, (ii) is a party to a “work-made-for-hire” agreement under which the applicable Acquired Company or Seller is deemed to be the original owner/author of all rights, title and interest therein; or (iii) has executed an assignment or an agreement to assign in favor of such Acquired Company or Seller (or such predecessor in interest, as applicable) of all right, title and interest in such material.

3.13 Real Property.

(a) Disclosure Schedule 3.13(a) sets forth a true, correct and complete list of all Owned Real Property and Leased Real Property (together, the “Real Property”), including the addresses of such Real Property and, in the case of Owned Real Property, a correct legal description of such Owned Real Property. In respect of each Lease, Disclosure Schedule 3.13(a) sets out the name of the lessor, the date of the Lease, the term expiry date, any options to renew and the rent payable thereunder. The Acquired Companies and the Sellers have good and marketable fee title to the Owned Real Property and good and valid leasehold interests in the Leased Real Property, in each case free and clear of all Liens except Permitted Liens.

(b) As to each Lease, (i) such Lease is in full force and effect and is enforceable against the landlord which is party thereto in accordance with its terms, (ii) to the Sellers’ Knowledge, there exists no material default or event of default (or any event which with notice or lapse of time or both would become a material default or event of default) on the part of any Acquired Company or Seller under such Lease, (iii) all rent, additional rent and other charges reserved therein or required thereby have been paid to the extent they are due and payable, (iv) the lessor under such Lease has satisfied all its repair or construction obligations, if any, to date pursuant to the terms of such Lease, and (v) to the Sellers’ Knowledge, no lessor under such Lease is in default in any material respect under any terms thereof. True and complete copies of all Leases have been delivered to the Buyer. No Acquired Company or Seller has received any written notice of any default or event of default under any Lease or any other termination notice with respect thereto. Except as set forth in Disclosure Schedule 3.13(b), the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby do not require the consent of any lessor under, and will not contravene any provision or cause a default or event of default under, such Lease.

(c) No Acquired Company or Seller has received written notice of a proceeding or, to Sellers’ Knowledge, is aware of any threatened proceeding in eminent domain or other similar proceeding affecting the Owned Real Property. There exists no material writ, injunction, decree, order or judgment outstanding relating in any material respect to the ownership, lease, use, occupancy or operation by any Person of the Real Property.

(d) The Real Property is in good operating condition for its current use and operation in the Acquired Operations. All buildings, structures, improvements and appurtenance situated on the Real Property are in good operating condition and in a state of good maintenance and repair and are adequate and suitable for the purposes for which they are currently being used.

(e) Except as set forth in Disclosure Schedule 3.13(e), no Acquired Company or Seller has granted, and the Real Property is not subject to, any options to purchase or rights of first refusal. None of the Real Property or any building, structure, improvement or appurtenance (or equipment therein) situated thereon, nor the current use thereof by the Acquired Companies or any Seller, violates any restrictive covenants or any provision of any Applicable Law or any zoning regulation, or encroaches on any property owned by others so as to adversely affect the continued use of such Real Property in the Acquired Operations for the purposes for which it is currently used, except for any such violation or encroachment which does not materially interfere, individually or in the aggregate with all other violations or encroachments, with the continued use of such Real Property in the Acquired Operations for the purposes for which it is currently used.

3.14 Environmental Matters. Except for matters that are set forth on Disclosure Schedule 3.14:

(a) Each Acquired Company and, to the extent relating to the Acquired Assets and the Acquired Operations, each Seller and its Affiliates, has been and is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all applicable Environmental Permits;

(b) No Acquired Company, and, to the extent relating to the Acquired Assets and the Acquired Operations, no Seller or any of its Affiliates (nor, to Sellers’ Knowledge, any predecessor in interest of any of the foregoing) has received any notice of violation, notification of liability or request for information, and no Litigation is pending or to Sellers’ Knowledge threatened by any Person involving any Acquired Company, Seller, or any of their respective Affiliates relating to or arising out of any Environmental Law. No order has been issued and, since January 1, 2001, no penalty or fine has been assessed involving the Acquired Companies and, to the extent relating to the Acquired Assets or Acquired Operations, the Sellers or its Affiliates, relating to or arising out of any Environmental Law;

(c) No Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by any Acquired Company and, to the extent relating to the Acquired Assets or the Acquired Operations, any Seller or any of its Affiliates or any predecessors in interest of the foregoing that has resulted in or could reasonably be expected to result in any material cost, liability or obligation under any Environmental Law;

(d) Neither the Sellers nor their Affiliates, nor to the Knowledge of any Seller, any other Person, has caused or taken any action that could reasonably be expected to result in any material liability or obligation relating to (x) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by any Acquired Company, or with respect to the Acquired Assets or the Acquired Operations, by any Seller or any of its Affiliates or any predecessors in interest of the foregoing, or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances by any Acquired Company, or with respect to the Acquired Assets or the Acquired Operations, by any Seller or any of its Affiliates;

(e) No material work, repair, construction or capital expenditure is required in respect of the Acquired Operations or the Acquired Assets to comply with any Environmental Law; and

(f) The Sellers have provided to the Buyer all environmental, health and safety site assessments, audits, investigations, studies and other documents in the possession, custody or control of any Acquired Company and the Sellers relating to properties or assets formerly owned, leased, operated or used by the Sellers, the Acquired Companies or any of their respective Affiliates for the Acquired Operations or relating to the Acquired Assets, any Seller or any of its Affiliates.

3.15 Employees, Labor Matters, etc. In each case with respect to the Acquired Operations:

(a) Disclosure Schedule 3.15(a) sets forth a complete and correct list of all employees of and consultants to any Seller (other than employees and consultants of Jensen who are not employees or consultants of the IPSO USA operations) or Acquired Company, and a description of all compensation arrangements, including base salaries, wage rates and bonus opportunities, applicable to such employees or consultants. Except as set forth on Disclosure Schedule 3.15(a), none of the Sellers or Acquired Companies is a party to or is bound by any employment Contract with any Person and all employees of the Sellers and Acquired Companies are employees who may be terminated at any time without the payment of any severance or termination amounts, except (i) as may be provided for in a severance plan that has been disclosed to the Buyer pursuant to Section 3.16 or (ii) as required by Applicable Law.

(b) None of the Sellers or any of the Acquired Companies is a party to or bound by any collective bargaining or other labor agreement except as set forth on Disclosure Schedule 3.15(b), and, except as set forth on Disclosure Schedule 3.15(b), there are no labor unions or other organizations representing, purporting to represent or, to Sellers’ Knowledge, attempting to represent any Employees. There is no pending or, to Sellers’ Knowledge, threatened strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any Employees; and

(c) Except as set forth on Disclosure Schedule 3.15(c), there are no labor disputes currently subject to any grievance procedure, arbitration or litigation, including, without limitation, any pending complaint filed with the Equal Employment Opportunity Commission. Each Seller and each Acquired Company has complied in all material respects with all Applicable Laws pertaining to employment or termination of employment, including, but not limited to, all such Applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, occupational safety and health, prohibited discrimination or distinction and other similar employment activities.

(d) Sellers have provided to the Buyer true and accurate copies of all employee handbooks.

3.16 Employee Benefit Plans and Related Matters; ERISA.

(a) Disclosure Schedule 3.16(a) lists each material Benefit Plan. Except as set forth on Disclosure Schedule 3.16(a), none of the Acquired Companies sponsors any Benefit Plan. There are no pending or, to Sellers’ Knowledge, threatened claims by or on behalf of any Person or otherwise involving any Benefit Plan or the assets of any Benefit Plan (other than routine claims for benefit). Except as set forth on Disclosure Schedule 3.16(a), no Benefit Plan provides benefits or otherwise has any benefit-related obligations to any Person who is not an Employee.

(b) With respect to each Benefit Plan, Sellers have provided or made available to Buyer true and complete copies of all written Benefit Plans; descriptions of all unwritten Benefit Plans; all trust agreements; insurance contracts or other funding arrangements; to the extent required by ERISA, the two most recent actuarial and trust reports; the two most recent Forms 5500 that have been filed and all schedules thereto; the most recent IRS determination letter; the current summary plan description; all currently effective material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation (“PBGC”) or the Department of Labor (including a written description of any oral communication); an actuarial study of any post-employment life or medical benefits provided under any such Benefit Plan, if any; currently effective statements or other material communications regarding withdrawal or other material multiemployer plan liabilities, if any; and all amendments and modifications to any such document. All accounting practices and actuarial and other assumptions used in connection with the preparation of all documents described above or in the determination of any funding obligation for any Benefit Plan are reasonable and materially consistent with all Applicable Laws.

(c) None of the Sellers, the Acquired Companies or any of their respective Affiliates has incurred or reasonably expects to incur in connection with any Benefit Plan (either directly or indirectly, including as a result of any indemnification obligation) any material liability or obligation (other than liability for premiums due to the PBGC) under or pursuant to Title I or IV of ERISA (or any comparable provision of the Applicable Laws of any jurisdiction other than the United States) or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and, to Sellers’ Knowledge, no event, transaction or condition has occurred or exists that could result in any such material liability of any Seller, any Acquired Company or any of their respective Affiliates or, following the Closing, the Buyer.

(d) Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under section 401(a) of the Code and no fact or condition exists or has occurred which could reasonably be expected to result in the disqualification of any such Plan.

(e) Each Benefit Plan has been operated, funded and administered in all material respects in compliance with its terms and all Applicable Laws, including but not limited to ERISA and the Code.

(f) No Benefit Plan has undergone a termination or partial termination within the meaning of section 401 or 411 of the Code or section 4043 of ERISA, or within the meaning of regulations promulgated under such sections. No Benefit Plan sponsored by Cissell is a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA, nor is it a “multiple employer plan” within the meaning of section 4063 or section 4064 of ERISA.

(g) Disclosure Schedule 3.16(g) sets forth the assets, accumulated benefit obligation and projected benefit obligation of the Cissell Manufacturing Company Pension Plan (the “Plan”) as of September 30, 2005, in each case determined in accordance with U.S. GAAP.

(h) No Employee is or may become entitled to post-employment benefits of any kind by reason of employment in the Acquired Operations, including, without limitation, death or medical benefits (whether or not insured), other than (i) coverage provided pursuant to the terms of any Benefit Plan specifically identified as providing such coverage in Disclosure Schedule 3.16(h) or mandated by section 4980B of the Code or (ii) retirement benefits payable under any Benefit Plan qualified under section 401(a) of the Code.

(i) The consummation of the transactions contemplated by this Agreement, the Share Purchase Agreement and the Ancillary Agreements, by itself or in combination with any other event, will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee, nor will such consummation entitle any Person to any payments or enhanced benefits that would be an “excess parachute payment” as defined in Section 280G of the Code that would not be deductible as a result of the operation of Section 280G of the Code.

(j) None of the Sellers, the Acquired Companies or any of their respective Affiliates has incurred or, to Seller’s Knowledge, is likely to incur, any liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) or any comparable state or local plant closing law.

3.17 Taxes. Except as set forth on Disclosure Schedule 3.17:

(a) All material Tax Returns in respect of the Acquired Assets and Acquired Companies required to be filed on or before the Closing Date have been or will be filed on or prior to the Closing Date, all such Tax Returns are or will be true and correct in all material respects, and Taxes shown as due thereon have been or will have been paid on or prior to the Closing Date;

(b) There are no outstanding liens for Taxes (other than Permitted Liens) upon any of the Acquired Assets or the assets of any Acquired Company;

(c) No Acquired Company is a party to any Tax sharing agreement, Tax indemnification agreement or similar agreement (collectively, “Tax Sharing Agreement”) and shall not be obligated to make any payments to any person after Closing in respect thereof;

(d) There are no outstanding adjustments for tax purposes applicable to any Acquired Company required as a result of changes in methods of accounting effected on or before the Closing Date;

(e) All Taxes which any Seller or any Acquired Company has been required to collect or withhold have been duly and timely collected or withheld and have been set aside in accounts for such purposes, or, to the extent due, have been duly and timely paid to the proper governmental authority;

(f) Laundromats LLC is, and has always been, classified as a disregarded entity for U.S. federal, state and local income tax purposes, and Global Fox and Cissell Distribution are classified as corporations for U.S. federal, state and local income tax purposes;

(g) No Acquired Company is liable for Taxes of any Person (other than Taxes imposed by the United States or any political subdivision thereof on any consolidated, combined, unitary or affiliated group of which any Acquired Company is a member) by virtue of being a member of a consolidated, combined, unitary or affiliated group, by contract, or as a transferee or successor or pursuant to a similar principle, in any taxing jurisdiction;

(h) There is no audit, investigation or other proceeding by any Governmental Authority in process or pending or, to the knowledge of any Seller, threatened in writing with respect to any Tax Returns of any Acquired Company or in respect of Assumed Liabilities that are Taxes;

(i) No deficiencies exist or have been asserted with respect to any Taxes of any Acquired Company or in respect of Assumed Liabilities that are Taxes that have not been settled and no Acquired Company has received written notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it;

(j) No Acquired Company is a party to any action or proceeding for assessment or collection of any Taxes;

(k) No Acquired Company has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an assessment or deficiency for any Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course and other than Tax Returns filed on a consolidated, combined or unitary basis with LSG North America or any of its Affiliates) which waiver or extension is still in effect. No Seller has waived any statute of limitations in respect of any Assumed Liabilities that are Taxes which waiver is still in effect;

(l) No Acquired Company has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation 1.6011-4(c)(3)(i)(A);

(m) None of the assets of any Acquired Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code; and

(n) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any agreement to or requirement to make any adjustments pursuant to Section 481 of the Code (or any predecessor provision) or any similar provision of foreign, state or local law by reason of a change in accounting methods made prior to the Closing, or has any knowledge that the U.S. Internal Revenue Service or any other taxing authority has proposed any such adjustment or change in accounting methods or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of any Acquired Company. There is no taxable income of any Acquired Company that will be reportable in a taxable period beginning after the Closing Date as a result of (i) an installment sale or open transaction disposition that occurred prior to the Closing or (ii) a prepaid amount received prior to the Closing.

3.18 Insurance. Disclosure Schedule 3.18 contains a complete and correct list and summary description of all insurance policies maintained by (i) the Acquired Companies and (ii) by any Seller for the benefit of or in connection with the Acquired Assets or the Acquired Operations. During Second Phase Diligence, the Sellers will deliver to the Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies (or other policies providing substantially similar insurance coverage) have been in effect continuously during the past three years and remain in full force and effect. The Sellers have complied in all material respects with the terms and provisions of such policies. No Seller has received any notice of any pending material increase of premiums with respect to, or pending cancellation or non-renewal of, or disallowance of any claim under, any of the insurance policies. No Acquired Company and, with respect to the Acquired Operations, no Seller has been refused any insurance and no coverage has been limited by any insurance carrier to which any Acquired Company or Seller has applied for or received insurance during the past three years.

3.19 U.S. Indebtedness. Except as set forth in Disclosure Schedule 3.19, no Acquired Company, or with respect to the Acquired Operations, no Seller, has any outstanding Indebtedness other than Indebtedness that will be terminated or extinguished on or prior to the last day of the month immediately preceding the Closing Date.

3.20 Inventory. All inventory of raw materials, supplies, work-in-progress, finished goods and returned products of the Acquired Companies and, to the extent they relate to the Acquired Operations, of the Sellers (collectively, the “Inventory”), is of good, usable and merchantable quality in all material respects and, except as set forth on Disclosure Schedule 3.20, does not include obsolete or discontinued items. The quantities of each item of Inventory are not excessive, but are reasonable in the present circumstances of the Acquired Companies and the Acquired Operations. Except as set forth on Disclosure Schedule 3.20, and in each case in all material respects, (i) all Inventory is of a quality and quantity usable and sellable in the ordinary course of business and meeting any applicable governmental quality control standards; (ii) all Inventory that is finished goods is saleable as current Inventory at the current prices thereof in the ordinary course of business; (iii) all Inventory has been recorded at the lower of cost or market; and (iv) all obsolete items and items of below-standard quality have been reserved therefor, written off or written down to net realizable value in the Annual Accounts of the Sellers and the Acquired Companies.

3.21 Information Technology. The Sellers and the Acquired Companies own or have valid licenses or leases to use the computers, servers, telecommunications equipment, peripherals, other hardware, software and other technology rights (the “Information Technology”) currently used or held for use by the Acquired Operations or the Acquired Companies. The material tangible assets included in the Information Technology and the material licenses, leases, maintenance, telecommunications, development, management and other agreements (the “Information Technology Contracts”) related to the Information Technology are listed on Disclosure Schedule 3.21. The material tangible assets in the Information Technology shall be covered by the representations in Section 3.10 and the Information Technology Contracts shall be deemed Material Contracts and covered by the representations in Section 3.11. Immediately after the Closing, the Buyer will own all of the owned Information Technology and, except as set forth on Disclosure Schedule 3.21, will have a right to use all other Information Technology used by or held for use by the Acquired Companies or the Acquired Operations free from any Liens and on the same terms and conditions as in effect prior to the Closing. The Information Technology owned by the Sellers and the Acquired Companies together with the Information Technology covered by the Information Technology Contracts comprises all of the Information Technology used or held for use in the Acquired Operations or by any Acquired Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As of the date hereof and as of the Closing Date, the Buyer represents and warrants to the Sellers as follows:

4.1 Corporate Status; Authorization, etc. The Buyer is duly organized, validly existing and in good standing, under the laws of the State of Delaware with full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement, and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Buyer. This Agreement and each of the Ancillary Agreements to which it is a party will be legal, valid and binding obligations of the Buyer, enforceable against it in accordance with their respective terms.

4.2 No Conflicts, etc. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (i) the Organizational Documents of the Buyer, (ii) any Applicable Law applicable to the Buyer or any of its properties or assets or (iii) any Contract, agreement or other instrument applicable to the Buyer or its properties or assets, except, in the case of clause (iii), for violations and defaults that, individually and in the aggregate, have not and will not materially impair the ability of the Buyer to perform its obligations under any of the Ancillary Agreements to which it is a party. There is no Governmental Approval or other Consent required to be obtained or made by the Buyer in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

4.3 Litigation. There is no Litigation pending or threatened against the Buyer relating to the transactions contemplated by this Agreement, and the Buyer knows or has no reason to be aware of any basis for the same.

ARTICLE V

COVENANTS

5.1 Second Phase Due Diligence.

(a) Prior to the Closing, the Buyer shall be entitled, through its employees and representatives, to perform a confirmatory legal, business, financial, operational, insurance, tax and accounting due diligence investigation of the Sellers, the Acquired Companies and the Acquired Operations in accordance with Clause 7.1 of the Share Purchase Agreement (the “Second Phase Due Diligence”).

(b) The Buyer agrees to formally notify LSG in writing within three Business Days of either the Chief Financial Officer or the Chief Executive Officer of the Buyer being informed or becoming aware of any material negative findings during the Second Phase Due Diligence, it being understood that the Buyer has instructed its advisors to inform its Chief Executive Officer or Chief Financial Officer of any such material negative findings without delay. Prior to Closing, all diligence findings which are specified in any notice delivered pursuant to this Section 5.1(b) shall be set forth on Schedule 5.1(b).

(c) Set forth on Schedule 5.1(c) are the material negative findings that became known to the Buyer’s Chief Executive Officer or Chief Financial Officer during the period commencing January 26, 2006, through the date hereof, it being understood that the Buyer has instructed its advisors to inform its Chief Executive Officer or Chief Financial Officer of any such material negative findings prior to the date hereof.

(d) For purposes of this Section 5.1, the term “material negative findings” shall in any case (without limitation) include findings with respect to any liabilities, facts or matters that can be used for purposes of determining whether a termination event under Clause 13.1.3 or 13.1.5 of the Share Purchase Agreement has occurred.

(e) The Buyer acknowledges that its advisors are aware of the notification duty set forth in sub-Sections (b) and (c) above.

5.2 Corporate Names. Cissell shall change its corporate name effective as of the Closing and thereafter each of the Sellers shall cease to use or do business under, directly or indirectly, or assist any third party in using or doing business under, any of the names “Cissell”, “IPSO”, “IPSO USA” or “Pantex” or any derivative or combination thereof or any name or mark confusingly similar thereto or any other name included in the Acquired Assets or used by the Acquired Companies or any other name or mark confusingly similar thereto.

5.3 Payment of Taxes and the Filing of Tax Returns. From the date hereof until Closing, the Sellers will make payments of Taxes and estimated Taxes and will file all Tax Returns in respect of the Acquired Assets and Acquired Companies, in each case in the ordinary course of business and consistent with past practices.

5.4 Cissell.

(a) For the period from the Closing Date through the fifth anniversary thereof, the Sellers will cause Cissell to at all times remain an on-going concern and LSG shall not, and shall not cause any of its Affiliates to liquidate, wind-up or otherwise dissolve Cissell without the prior written consent of the Buyer, which consent may be withheld in the Buyer’s sole discretion.

(b) Cissell agrees to take all actions necessary to maintain its rights under the Agreement and Plan of Merger, dated as of May 26, 1994, among Cissell and Dyson-Kissner-Moran Corporation and the other parties thereto and, as may be requested from time to time by the Buyer, to take all actions necessary to enforce its rights, including without limitation the rights set forth in Article IX thereunder for the benefit of Buyer.

5.5 Non-Solicitation. For the period from the Closing Date through the second anniversary thereof, without the prior written consent of the Buyer, no Seller shall, and each Seller shall cause its Affiliates not to, directly or indirectly, for the benefit of such Seller or for any other Person, solicit the employment of any employees, directors, consultants, independent contractors or agents or former employees, directors, consultants, independent contractors or agents of the Buyer, the Acquired Companies or the Acquired Operations provided that, (i) the Buyer hereby consents to the solicitation by the Sellers of employees of the Buyer’s Mariana, Florida, facility in the same manner in which such solicitation is conducted as of the date hereof and (ii) following the Closing, the Sellers and their Affiliates shall be permitted to solicit former employees of the Acquired Companies or the Acquired Operations who (A) are not employed by the Buyer immediately following the Closing or (B) are terminated by the Buyer, and provided further that neither the Sellers nor any of their Affiliates shall (x) induce any employee to terminate such employment or (y) solicit the employment of Phyllis Decker from the date hereof through the first anniversary of the Closing Date. For the avoidance of doubt, clause (y) shall only apply to the Sellers and their Affiliates if the Buyer offers an employment contract to Phyllis Decker pursuant to Section 7.1(b) that is effective as of the Closing Date with a minimum duration of one year.

5.6 Further Assurances; Cooperation. From time to time before or after the Closing, as and when requested by the Buyer or the Sellers, the Sellers or the Buyer, as the case may be, shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, transferring all Acquired Assets, obtaining all of the necessary governmental and third party Consents and, in the case of the

Sellers, reasonably cooperating with the Buyer and the Buyer’s representatives and advisors in connection with the financing of the transactions contemplated by this Agreement, including without limitation assisting the Buyer with the updating or replacement of the existing policy of title insurance applicable to the facility located at 130 Davis Street in Portland, Tennessee, it being understood that the financing is not a condition to the Closing.

5.7 Confidential Nature of this Agreement and Publicity. The Sellers and the Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transaction contemplated hereby (including the disclosure of any part of this Agreement or even its very existence) shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Applicable Law, or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. This Section 5.7 shall be without prejudice to the right of the parties to disclose information and documents (including this Agreement) to their advisors, financial partners or potential financial partners, provided that such Persons agree to maintain the confidentiality of the information.

5.8 Records; Access. On the Closing Date, the Sellers shall deliver or cause to be delivered to the Buyer all the original Contracts, documents, records, books, books of account, invoices and files of the Acquired Companies or relating to the Acquired Operations (collectively, “Records”), subject to the following exceptions:

(a) the Buyer recognizes that certain Records may contain incidental information relating to the Sellers or may relate primarily to Excluded Assets and/or Excluded Liabilities and that the Sellers may retain such Records and shall provide copies of the relevant portions thereof to the Buyer;

(b) the Sellers may retain any Tax Returns and any Records relating thereto (including payroll Records and paid invoices). The Buyer shall be provided with copies of such Tax Returns and Records only to the extent that they relate to the Acquired Companies, the Acquired Operations or the Acquired Assets or to the Buyer’s obligations under this Agreement. The Sellers shall not dispose of or destroy such Records without first offering to turn over possession thereof to the Buyer (at the Buyer’s expense) by written notice to the Buyer at least 60 days prior to the proposed date of such disposition or destruction; and

(c) the Sellers may retain all Records exclusively relating to, or that themselves are, Excluded Assets.

(d) After the Closing, upon reasonable written notice, the Buyer and the Sellers agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants reasonable access, during normal business hours, to such information and Records pertinent to the Acquired Operations and assistance (relating to the Acquired Operations) as is reasonably necessary for financial reporting, benefits administration and accounting matters, the preparation and filing of any Tax Returns or other filings required to be made with any Governmental Authority, the defense of any Tax claim or assessment or other claim or in respect of other legitimate matters related to Taxes; provided, however, that such access does not unreasonably disrupt the normal operations of the Sellers, the Buyer or the Acquired Operations.

5.9 Operation of the Acquired Operations and the Acquired Companies. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Buyer otherwise agrees in writing in advance, the Sellers shall conduct the Acquired Companies and the Acquired Operations in the ordinary course consistent with past practice and use their commercially reasonable efforts to preserve the Acquired Operations and their relationship with their customers, suppliers, landlords, creditors and employees. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Buyer shall otherwise consent, the Sellers shall not, with respect to the Acquired Operations or any Acquired Company: (i) terminate or materially modify any Material Contract or lease or enter into any Contract other than in the ordinary course of business consistent with past practice; (ii) accelerate the delivery or sale of products or the incurrence of capital expenditures, or use extended terms or unusual levels of promotion for its products towards its ordinary customers or otherwise offer discounts on sale of products or premiums on purchase of raw materials, except in the ordinary course of business; (iii) make any Tax election, change any Tax election, settle any Tax audit or change or adopt any method of Tax accounting that could be reasonably expected to have a material adverse effect on the Acquired Company or the Buyer; (iv) take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in generally accepted accounting principles occurring after the date hereof; (v) engage in any transactions outside the ordinary course of business between the date hereof and through the Closing that would materially increase the Taxes for which the Buyer is responsible under this Agreement or that could reasonably be expected to have a material adverse effect on the Taxes of any Acquired Company after the date hereof, other than transactions expressly contemplated or permitted by this Agreement or the Share Purchase Agreement; (vi) engage in any transaction that would result in any change in the ownership or form of organization of any Acquired Company, other than transactions expressly contemplated or permitted by this Agreement or the Share Purchase Agreement; and (vii) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing. The Sellers shall promptly notify the Buyer in writing upon becoming aware of any event, condition or circumstance occurring from the date hereof to the Closing that would, or would be reasonably likely to, cause a material change in the Acquired Operations or any Acquired Company, including, but not limited to, the loss or foreseeable loss of a major customer or supplier or a significant product recall.

5.10 Notification of Breaches of Representations or Covenants.

(a) At all times prior to the Closing, the Sellers shall promptly notify the Buyer in writing of any fact, condition, event or occurrence that will or may result in a breach of any of the Sellers’ representations and warranties or covenants upon becoming aware of the same. This notice shall be given within five days of any Seller becoming aware of such fact, condition, event or occurrence and shall describe the details of such fact, condition, event or occurrence.

(b) At all times prior to Closing, the Buyer shall promptly notify the Seller in writing of any fact, condition, event or occurrence that will or may result in a breach of any of the Buyer’s representations and warranties or covenants upon becoming aware of the same. This notice shall be given within five days of the Buyer becoming aware of such fact, condition, event or occurrence and shall describe the details of such fact, condition, event or occurrence.

(c) Prior to the Closing Date, LSG shall deliver a written notice to the Buyer specifying whether or not a Repetition Default has occurred as described in Section 6.2(a) and describing in reasonable detail the basis thereof (if any). In the event of a Repetition Default, the Buyer shall have the right to terminate this Agreement on or before the Closing Date (and if on the Closing Date, prior to the Closing taking place). Any disputes between the Buyer and Sellers with respect to the occurrence of a Repetition Default shall be settled in accordance with Section 12.8.

5.11 Confidentiality. Except as otherwise provided in this Agreement,

(i) the Sellers will, and will cause their Affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information) to keep confidential all information in the possession of the Sellers after the Closing that in any way relates to the Acquired Companies, the Acquired Operations or the Acquired Assets; and

(ii) the Buyer will, and will cause its Affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information) to, keep confidential all information in the possession of the Buyer that relates to the Sellers and is not information solely related to the Acquired Companies, the Acquired Operations (other than the Excluded Assets) and the Acquired Assets.

The provisions of this Section 5.11 shall not apply to the disclosure by either party hereto or their respective Affiliates of any information, documents or materials (i) which are, or become, publicly available, other than by reason of a breach of this Section 5.11 by the disclosing party or any Affiliate of the disclosing party, (ii) received from a third party not bound by any confidentiality agreement with the other party hereto, (iii) required by Applicable Law to be disclosed by such party, or (iv) necessary to establish such party’s rights under this Agreement or any Ancillary Agreement, provided that, in the case of clauses (iii) and (iv), the Person intending to make disclosure of confidential information will promptly notify the party to whom it is obliged to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information.

5.12 Intellectual Property Registrations. Prior to the Closing, the Sellers shall prepare or cause to be prepared and shall file or cause to be filed for recording in the United States Patent and Trademark Office or other filing offices, as appropriate, documents in substance and form reasonably satisfactory to the Buyer so that all Owned Intellectual Property subject to an application or registration or issued in the name of an entity that is not a Seller or Acquired Company shall be owned as of record in the name of such Seller or Acquired Company.

5.13 Unique IPH Product Line Assets. Following the Closing, the Sellers hereby agree to transfer and convey to the Buyer all engineering drawings, Intellectual Property, finished goods inventory and all unique tooling and dedicated capital equipment used for the manufacture of Jensen’s IPH washer-extractor product line (collectively, the “IPH Assets”) to the extent such IPH Assets have not been identified and disclosed on Schedule 1.2(h) and are subsequently discovered by either party. All transfers made in accordance with this Section 5.13 shall be at the sole expense of the Sellers, without any cost or liability to the Buyer.

5.14 Limitations on the Representations and Warranties of the Sellers.

(a) As of the date of this Agreement, the contents and scope of any representation or warranty made by any Seller shall be limited only by:

(i) the content of this Agreement, including any Schedule hereto (other than Schedule 5.1(c)), but only to the extent that any reasonable and diligent person would interpret a specific section or Schedule as pertaining to and limiting a representation or warranty made by a Seller in or pursuant to this Agreement;

(ii) the information which is fully and fairly disclosed in the Disclosure Schedules but only to the extent that any reasonable and diligent person would interpret a specific disclosure as pertaining to and limiting a representation or warranty made by a Seller; and

(iii) those diligence findings which are described in Schedule 5.14(a).

(b) After the Closing Date and (for the avoidance of doubt) provided that Closing occurs, the contents and scope of any representation or warranty made by any Seller, as repeated pursuant to Clause 6.2(a), shall for the purposes of Section 10.2(a) be limited by:

(i) the items indicated in Section 5.14(a);

(ii) subject to Section 5.14(c), all matters set forth in Schedules 5.1(b) and 5.1(c), each of which has been used for purposes of determining whether a termination event has occurred under Clause 13.1.3 or Clause 13.1.5 of the Share Purchase Agreement, irrespective of whether on the basis of such matters (A) such a termination event has occurred, and the Buyer thus has the right to terminate the Share Purchase Agreement pursuant to Clause 13.1.3 or Clause 13.1.5 thereof but has not exercised such right or (B) such a termination event has not occurred, and the Buyer thus does not have the right to terminate the Share Purchase Agreement pursuant to Clause 13.1.3 or Clause 13.1.5 thereof; and

(iii) subject to Section 5.14(c), all matters specified in the Seller’s notice pursuant to Section 5.10(c) irrespective of whether (A) a Repetition Default has occurred, and the Buyer thus has the right to terminate this Agreement under Section 5.10(c), but has not exercised that right or (B) no Repetition Default has occurred and the Buyer thus does not have the right to terminate this Agreement under Section 5.10(c).

(c) A matter as set forth in sub-clause (ii) or (iii) of Section 5.14(b) shall:

(i) subject to sub-clause (ii) of this Section 5.14(c), only limit the representations and warranties made by the Sellers in this Agreement to the extent that any reasonable and diligent person would interpret such matter as pertaining to and limiting a representation and warranty made by a Seller; and

(ii) not limit the representations and warranties made by the Sellers in this Agreement with respect to any matter that was known by any Seller prior to the execution of this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined any Applicable Law to make illegal the consummation of the transactions contemplated hereby and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

6.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Buyer) on or prior to the Closing Date of the following additional conditions, which the Seller agrees to use reasonable good faith efforts to cause to be fulfilled:

(a) Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except where the failure of any such representations and warranties to be so true and correct individually or in the aggregate, would not reasonably be expected to result in (i) an adverse impact on the CLD Companies and the Acquired Operations taken as a whole in excess of €3,500,000 in the aggregate (calculated without giving effect to any Tax effect), or (ii) a decrease in the CLD Companies’ and/or the Acquired Operations’ consolidated historical or projected EBITDA in excess of €450,000 (such circumstance being a “Repetition Default “), it being understood that only those matters described in Section 5.14(a) shall limit the representations and warranties of the Sellers made herein for purposes of determining whether the representations and warranties of the Sellers are true and accurate as at the Closing.

(b) Performance of Covenants. Each Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied by it prior to or on the Closing Date.

(c) Satisfaction of Conditions under the Share Purchase Agreement. The satisfaction or waiver by the Buyer of all conditions to the Buyer’s obligations under the Share Purchase Agreement, it being understood that the closings of the transactions contemplated by the Share Purchase Agreement and this Agreement shall occur contemporaneously.

(d) No Material Adverse Change. Since December 31, 2005, there shall not have occurred a Material Adverse Change.

(e) Ancillary Agreements. The Sellers or one of its Affiliates, as the case may be, shall have entered into each of the following agreements with the Buyer (collectively, the “Ancillary Agreements”):

(i) a supply agreement with respect to the IPH product line, in the form attached hereto as Exhibit A (the “IPH Supply Agreement”);

(ii) a letter agreement with respect to “Jensen” labeled products, in the form attached hereto as Exhibit B;

(iii) a transitional services agreement with respect to the IPH Product Line in the form attached hereto as Exhibit C;

(iv) a transitional services agreement with respect to the Fort Mill, South Carolina, operations in the form attached hereto as Exhibit D; and

(v) a lease agreement, in the form attached hereto as Exhibit E with respect to the Louisville Facility (the “Louisville Lease”).

(f) FIRPTA Certificate. The Sellers shall have furnished the Buyer with certificates complying with the requirements of U.S. Treasury Regulations 1.1445-(2)(b) to the effect that no Seller (other than LSG) is a foreign Person.

(g) Termination of Tax Sharing Agreements. The Sellers shall have terminated all Tax Sharing Agreements to which any Acquired Company is a party, and no Acquired Company shall have any further obligation or rights thereunder from and after the Closing Date.

(h) Transfer Instruments. All other instruments of transfer, including, without limitation, deeds, bills of sale, and lease assignments duly executed by the Sellers as are necessary or appropriate to vest in the Buyer good and valid fee or leasehold title as applicable to the Acquired Assets shall have been executed and delivered to the Buyer.

(i) Termination of Certain Agreements. The Sellers shall have terminated the agreements set forth on Schedule 6.2(i).

(j) Consents. The Sellers shall have obtained and delivered to the Buyer, consents, in form reasonably satisfactory to the Buyer, to the transactions contemplated hereby from the Persons whose Consent is required for the transfer of assignment to the Buyer of any of the Acquired Assets under each of the agreements identified in Schedule 6.2(j).

(k) Release of Security Interests. The Sellers shall have prepared or caused to be prepared and shall file or cause to be filed documents in form reasonably satisfactory to the Buyer releasing all Liens (other than Permitted Liens) on the Acquired Assets, Acquired Companies and the Owned Intellectual Property, including but not limited to Liens encumbering the IPH Product Line, and shall have delivered to the Buyer evidence of the release of such Liens.

(l) The Sellers shall have obtained and delivered to the Buyer amendments, substantially in the form set forth on Exhibit F, to each of the following letter agreements concerning the Leased Real Property in Fort Mill, South Carolina: (i) Letter Agreement, dated as of July 14, 2005, by and between Jensen USA, Inc. (Ipso Division) and AKAB of America, Inc., and (ii) Letter Agreement, dated as of July 14, 2005, by and between Jensen USA, Inc. (Ipso Division) and Jensen USA, Inc. (HDLD Division).

(m) Closing Certificate and Evidence. Each Seller shall have delivered to the Buyer (i) a certificate, dated the Closing Date and signed by a duly authorized officer, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b), 6.2(c) and 6.2(d) have been satisfied and (ii) evidence reasonably satisfactory to the Buyer that the conditions set forth in Sections 6.2(g), 6.2(i), 6.2(j), 6.2(k) and 6.2(l) have been satisfied.

6.3 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by LSG), on or prior to the Closing Date, of the following additional conditions, which the Buyer agrees to use reasonable good faith efforts to cause to be fulfilled:

(a) Representations, Performance, etc. Each of the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date. The Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied by it prior to or on the Closing Date.

(b) Closing Certificate. The Buyer shall have delivered to LSG a certificate, dated the Closing Date and signed by a duly authorized officer, to the effect that the conditions set forth in Sections 6.3(a) have been satisfied.

ARTICLE VII

EMPLOYMENT MATTERS

7.1 Employment of Sellers’ Employees.

(a) The Sellers will use all reasonable efforts to cause the active Employees to make available their employment services to the Buyer. Except as otherwise set forth in Section 5.5, for a period of two years from the Closing Date, the Sellers will not, and will not permit any of their Affiliates to, solicit, offer to employ or retain the services of or otherwise interfere with the relationship of the Buyer with any Person employed by or otherwise engaged to perform services for the Buyer in connection with the operation of the Acquired Operations.

(b) Except as set forth on Schedule 7.1(b), effective as of the Closing Date, the Buyer shall offer employment to or, in the case of the Acquired Companies, shall continue to employ, each active Employee at the same position and at the same base salary, annual bonus opportunity or sales commission opportunity (if applicable) as in effect immediately prior to the Closing Date, at a level of benefits comparable to that provided to similarly situated employees of the Buyer and, for one year after the Closing, severance that is no less favorable than that provided by the Sellers or the Acquired Companies to the Employee as of the date hereof. Those Employees who accept such offers of employment and commence employment effective as of the Closing Date shall be referred to herein as the “Transferred Employees.”

(c) Effective as of the Closing Date, the Buyer shall comply in all material respects with the terms of the collective bargaining agreement between Cissell and District Lodge No. 27, International Association or Machinists and Aerospace Workers, A.F.L.-C.I.O. Local Lodge 681.

7.2 Benefit Plans. From and after the Closing, the Buyer or an Affiliate of the Buyer designated by the Buyer shall assume sponsorship of each Benefit Plan sponsored by Cissell and the severance and accrued vacation pay obligations of Jensen relating to the Acquired Operations as set forth on Disclosure Schedule 3.15(a). Subject to Section 10.2(a), the Buyer shall assume liabilities with respect to each Benefit Plan sponsored by Cissell. Except for severance pay and accrued vacation time, the Buyer shall not be responsible for or assume any liability under any Benefit Plan not sponsored by Cissell.

7.3 Workers’ Compensation. From and after the Closing Date, the Sellers shall, jointly and severally, remain solely responsible for any and all Liabilities to or in respect of any Employee relating to or arising in connection with any and all claims for workers’ compensation benefits arising in connection with any occupational injury or disease occurring or existing on or prior to the Closing Date, including all incurred but not reported claims and/or occurrences. Notwithstanding the foregoing, if the Sellers are liable for any such occupational injury or disease pursuant to this Section 7.3, but the Sellers are not insured for such occupational injury or disease and the Buyer or an Affiliate of the Buyer is insured for such occupational injury or disease, the parties agree that in that event the claim(s) shall be presented to the Buyer’s (or, if applicable, to an Affiliate of the Buyer’s) workers’ compensation carrier for coverage consistent with the terms of the Buyer’s (or its Affiliate’s) policy.

7.4 Employment Taxes.

(a) The Sellers and the Buyer will (i) treat the Buyer and each Affiliate thereof, as applicable, as a “successor employer” and each Seller (as applicable) as a “predecessor,” within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees who are employed by the Buyer or such Affiliates for purposes of Taxes imposed under the United States Federal Unemployment Tax Act (“FUTA”) or the United States Federal Insurance Contributions Act (“FICA”) and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.

(b) At the request of the Buyer with respect to any particular applicable Tax law relating to employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care or other similar Tax other than Taxes imposed under FICA and FUTA, Sellers will (i) treat the Buyer and each Affiliate thereof, as applicable, as a successor employer and each Seller, as applicable, as a predecessor employer, within the meaning of the relevant provisions of such Tax law, with respect to Transferred Employees who are employed by the Buyer (or, if applicable, any Affiliate thereof) and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such Tax law with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By the written agreement of the Buyer and the Seller;

(b) by any party hereto by providing 15 days prior written notice to the other parties hereto if:

(i) the Closing shall not have been consummated on or before 90 days from the date hereof (the “End Date”), provided that the right to terminate this Agreement pursuant to this Section 8.1 shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time;

(ii) (A) there shall be any Applicable Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining the Buyer or the Seller from consummating the Closing is entered and such judgment, injunction or order shall have become final and nonappealable.

(c) automatically, without further action by any party hereto upon the termination of the Share Purchase Agreement in accordance with the terms thereof;

(d) by the Buyer by providing 15 days prior written notice to LSG, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any Seller set forth in this Agreement shall have occurred that would cause any condition set forth in Section 6.2 not to be satisfied, and such condition is incapable of being satisfied by the End Date, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(e) by LSG by providing 15 days prior written notice to the other parties hereto, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Buyer set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.3 not to be satisfied and such condition is incapable of being satisfied by the End Date, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(f) by the Buyer pursuant to Section 5.10(c).

8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors) to the other party hereto, provided that, if such termination shall result from the willful (a) failure of either party to fulfill a condition to the performance of the obligations of the other party or (b) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 8.2 and Sections 5.7, 5.11 and 11.2, 12.1, 12.2, 12.3, 12.7, 12.8 and 12.12 shall survive any termination hereof.

ARTICLE IX

TAX MATTERS

9.1 Indemnification.

(a) The Sellers shall be responsible for and jointly and severally shall defend, indemnify and hold harmless the Buyer and its Affiliates and each of their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Buyer Indemnitees”) from and against, and shall pay, all Indemnified Taxes of, or with respect to, or payable by, any Acquired Company that are either (i) attributable to any Pre-Closing Period, (ii) Taxes of a Person other than an Acquired Company, if such Acquired Company is liable for the payment of such Taxes, as a result of such Acquired Company’s having been affiliated with such Person prior to the Closing (other than Taxes of any Seller that are Assumed Liabilities), (iii) Taxes arising by virtue of any Tax Sharing Agreement entered into on or prior to the Closing that is not cancelled pursuant to Section 6.2(f) of this Agreement or (iv) attributable to the transfer of the Acquired Stock.

(b) The Sellers jointly and severally shall defend, indemnify and hold harmless the Buyer Indemnitees from and against, and pay or reimburse the Buyer Indemnitees for, any and all Taxes resulting from, arising out of or relating to:

(i) any inaccuracy in or breach of any representation or warranty set forth in Section 3.17 of this Agreement (it being understood that such representations and warranties shall have the survival period provided for in Section 10.1(v) of this Agreement);

(ii) any liability for Taxes that is an Excluded Liability; and

(iii) the Pre-Closing Restructuring as defined in the Share Purchase Agreement.

(c) Buyer shall defend, indemnify and hold harmless the Seller Indemnitees from and against, and pay or reimburse the Sellers, and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Seller Indemnitees”) for, any and all Taxes paid by the Seller Indemnitees that are Assumed Liabilities.

9.2 Tax Returns, Elections, etc.

(a) The Sellers shall have the exclusive authority and obligation on behalf of the Acquired Companies to prepare, execute and timely file, or cause to be prepared, executed and timely filed, all Tax Returns that are due on or before the Closing Date or that relate to Income Taxes for any period that ends on or prior to the Closing Date. The Sellers shall have the exclusive authority and obligation to prepare, execute and timely file, or cause to be prepared, executed and timely filed, all Tax Returns of the Sellers that relate to Assumed Liabilities that are Taxes for any period that ends on or prior to the Closing Date. Sellers shall file, or cause to be filed, any Tax

Returns described in this Section 9.2(a) in a manner consistent with the prior practices and positions of the relevant Persons unless such treatment is no longer permitted by Applicable Law. The Sellers will not amend, and will not cause any Acquired Company to amend, any Tax Returns in respect of any of the Acquired Assets or Acquired Companies after the date hereof without Buyer’s written consent, which consent shall not be unreasonably withheld. With respect to any Tax Return which includes a Pre-Closing Period for which the Buyer may be required to pay Assumed Liabilities that are Taxes, the Sellers shall provide Buyer with draft copies of such Tax Return and an opportunity to review and comment on such Tax Return at least 30 days prior to the date for filing such Tax Return. The Sellers shall in good faith take into account such comments as are reasonably made by the Buyer in their preparation of such Tax Returns.

(b) Except as provided in Section 9.2(a), the Buyer shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of or relating to the Acquired Companies or Acquired Assets required to be filed after the Closing Date. Any such Tax Return prepared by the Buyer with respect to a Pre-Closing Period shall be prepared by treating items on such Tax Return in a manner consistent with the prior practices and positions of the relevant Person(s) unless such treatment is no longer permitted by applicable law. The Buyer will not amend, and will not cause any Acquired Company to amend, any such Tax Return with respect to a Pre-Closing Period without the Sellers’ written consent, which consent shall not be unreasonably withheld. With respect to any such Tax Return which includes a Pre-Closing Period for which the Sellers may be required to indemnify the Buyer under Section 9.1, the Buyer shall provide the Sellers with draft copies of such Tax Returns and an opportunity to review and comment on such Tax Returns at least 30 days prior to the date for filing such Tax Returns. The Buyer shall in good faith take into account such comments as are reasonably made by the Sellers in its preparation of such Tax Returns.

9.3 Tax Audits, Assistance and Cooperation.

(a) The Sellers or Buyer, as the case may be, shall notify the other party within 20 days upon receipt by such first party or any of its Affiliates of written notice of any pending or threatened federal, state, local or foreign Tax audits, examinations, notices of deficiency or other adjustments, assessments or redeterminations (“Tax Matters”) relating to Taxes for which such other party or its Affiliates may be responsible under Section 9.1.

(b) The Sellers shall have the sole right to control, contest, resolve and defend against any Tax Matters relating to Taxes of any Acquired Company for which the Sellers are obligated to indemnify Buyer under Section 9.1 and against any Tax Matters relating to Assumed Liabilities that are Taxes to the extent such Assumed Liabilities relate to any Pre-Closing Period, and to employ counsel of their choice at their own expense; provided, however, that (i) the Sellers shall keep Buyer informed with respect to the commencement, status and nature of any such Tax Matter, notify Buyer of significant developments with respect to such Tax Matter and consult with Buyer with respect to any issue that could reasonably be expected to have a material cost to Buyer or any Acquired Company, and (ii) neither the Sellers nor any of their respective Affiliates shall enter into any settlement of, or otherwise compromise, any such Tax Matter to the extent that any such settlement or compromise could reasonably be expected to have a material cost to Buyer or any Acquired Company unless the Sellers jointly and severally indemnify and hold harmless Buyer Indemnitees from and against any such cost.

(c) Buyer shall have the sole right to control all Tax Matters described in this Section 9.3 not controlled by the Sellers pursuant to Section 9.3(b).

(d) After the Closing Date, each of the Sellers and Buyer shall (and shall cause their respective Affiliates, including each of the Acquired Companies, to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and/or filing in accordance with Section 9.2;

(ii) maintain and make available to the other party, on such other party’s reasonable request, copies of any and all information, books and records necessary to prepare and/or file any Tax Return or to respond to audits by any Governmental Authority, for the full period of the applicable statute of limitations, including any extensions thereof, with respect to the relevant Taxes. After the applicable period, the Sellers or Buyer may dispose of such information, books and records provided that prior to such disposition, the Sellers or Buyer shall give the other party the opportunity to take possession of such information, books and records;

(iii) upon reasonable notice and without undue interruption to the business of such party or the Acquired Companies, as the case may be, provide access during normal business hours to the books and records of such party or the Acquired Companies relating to the Taxes of or relating to the Acquired Companies or Acquired Assets prior to the Closing Date;

(iv) promptly furnish the other party with copies of all correspondence received from any Governmental Authority in connection with any Tax Matter relating to the Acquire Companies or Acquired Assets or information request with respect to any taxable period for which the other party may have a liability under Section 9.1; and

(v) timely provide to the other party powers of attorney or similar authorizations reasonably necessary to carry out the purposes of this Section 9.3.

9.4 Disputes. If the parties disagree as to the calculation of any amount relating to Taxes governed by Section 9.1 or preparation of Tax Returns under Section 9.2, the parties shall promptly consult with each other and endeavor in good faith, for a period of 30 days, to resolve any such disagreements (each disagreement not so resolved, a “Tax Dispute”). Thereafter, either party may submit the resolution of any Tax Disputes to the New York office of Deloitte & Touche LLP or, if Deloitte & Touche LLP is conflicted out, to the New York office of KPMG LLP, to resolve the dispute. The Accounting Arbitrator shall only be authorized as directed by the parties on any one issue to either (i) decide in favor of and choose the position of either of the parties or (ii) decide upon a compromise position within the range of positions presented by the parties to the Accounting Arbitrator. The Accounting Arbitrator shall base its decision solely upon the presentations of the parties to the Accounting Arbitrator at a hearing held before the Accounting Arbitrator and upon any materials made available by either party and not upon independent review. The Accounting Arbitrator shall be instructed to resolve the Tax Disputes and such resolution shall be (i) set forth in writing and signed by the Accounting Arbitrator, (ii) delivered to Buyer and the Sellers as soon as practicable after the Tax Disputes are submitted to the Accounting Arbitrator but not later than the 30th day after the Accounting Arbitrator is instructed to resolve the Tax Disputes, (iii) made in accordance with this Agreement, and (iv) final, binding and conclusive on the parties on the date of delivery of such resolution. Any expenses relating to the engagement of the Accounting Arbitrator shall be shared equally by the parties.

9.5 Refunds and Tax Credits. Subject to the provisions of Section 9.6, (a) the Sellers shall be entitled to retain, or the Sellers shall be entitled to receive immediate payment from the relevant Acquired Company or Buyer of, any refund or credit with respect to Taxes, plus any interest received with respect thereto (net of any Tax cost arising out of such receipt) from the applicable Governmental Authorities, relating to any Acquired Company that are described as being the responsibility of the Sellers in Section 9.1(a), and (b) Buyer, or any Acquired Company, shall be entitled to retain, or shall be entitled to receive immediate payment from the Sellers of, any other refund or credit with respect to Taxes, plus any interest received with respect thereto (net of any Tax cost arising out of such receipt) from the applicable Governmental Authorities, relating to any Acquired Company or Acquired Assets.

Buyer and the Sellers shall cooperate, and shall cause their respective Affiliates to cooperate, with respect to claiming any refund or credit with respect to Taxes referred to in this Section 9.5. Such cooperation shall include providing all relevant information available to the Sellers or Buyer, as the case may be, with respect to any such claim; filing and diligently pursuing such claim (including by litigation, if appropriate); paying over to the Sellers or Buyer, as the case may be, and in accordance with this provision, any amount received by Buyer (or any Acquired Company) or the Sellers (or any subsidiary or Affiliates thereof), as the case may be, with respect to such claim; and, in the case of the party filing such a claim, consulting with the other party prior to agreeing to any disposition of such claim, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. The party that is to enjoy the economic benefit of a refund under this Section 9.5 shall bear the reasonable out-of-pocket expenses of the other party incurred in seeking such refund. Any dispute regarding a party’s entitlement to a payment in respect of a refund shall be resolved pursuant to the Tax Dispute resolution mechanism in Section 9.4.

9.6 Carrybacks. To the extent permitted by law, Buyer shall cause each Acquired Company to elect to relinquish any carryback of net operating losses, net capital losses, unused tax credits and other deductible or creditable tax attributes arising in a period beginning after the Closing Date to a consolidated, combined or unitary Tax Return for any Pre-Closing Period. In cases where an Acquired Company is not permitted by law to relinquish the carryback, any net Tax benefit actually realized by the Sellers (as reasonably determined by the Sellers as set forth in reasonably detailed calculations to be provided by the Sellers to Buyer) shall be remitted by the Sellers to Buyer at the time such Tax benefit is realized.

ARTICLE X

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

10.1 Survival. All claims for indemnification under Section 10.2(a) or Section 10.3(a) with respect to the representations and warranties contained herein must be asserted on or prior to the date that is 30 days after the termination of the respective survival periods set forth in this Section 10.1. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

(i) except as set forth in clauses (ii) through (v) below, the representations and warranties contained in Article III and Article IV shall survive for a period of 18 months following the Closing Date;

(ii) the representations and warranties of the Sellers contained in Sections 3.4(b) (“Acquired Companies”) and 3.10(a) (“Assets”) shall survive for the applicable statute of limitations;

(iii) the representations and warranties of the Sellers contained in Sections 3.15 and 3.16 (“Employee Labor Matters” and “Employee Benefit Plans and Related Matters; ERISA”) shall survive for a period of 18 months following the Closing Date, provided that such representations and warranties shall survive for the applicable statute of limitations with respect to any matter that is the subject of ERISA or the Code;

(iv) the representations and warranties of the Sellers contained in Section 3.14 (“Environmental Matters”) shall survive for a period of 5 years following the Closing Date; and

(v) the representations and warranties of the Seller contained in Section 3.17 shall survive as to any Tax covered by such representations and warranties for 60 days following the expiration of the applicable statute of limitations.

10.2 Indemnification by Seller. The Sellers jointly and severally shall defend, indemnify and hold harmless the Buyer Indemnitees from and against, and pay or reimburse the Buyer Indemnitees for, any and all Losses suffered by the Buyer Indemnitees (other than Losses in respect of Taxes, which shall be governed by Article IX of this Agreement):

(a) which would have not been suffered by them if every representation or warranty when made or deemed made by any Seller, as such representation or warranty is updated as at Closing pursuant to Section 5.14(b) and qualified and limited pursuant to Section 5.14(c) of this Agreement, had been true and accurate;

(b) resulting or arising from any Liability of the Acquired Operations or the Acquired Companies having a cause or origin prior to December 31, 2005, which has not been provided or accounted for in the CLD Company Annual Accounts 2005, but should have been provided or accounted for therein in accordance with (i) Belgian GAAP or IFRS accounting principles for Belgian Sellers and (ii) U.S. GAAP for U.S. Sellers;

(c) which would have not been suffered by them if all obligations of any Seller to perform any covenant or agreement hereunder had been fulfilled;

(d) resulting from, arising out of, or relating to any Louisville Environmental Loss;

(e) resulting from, arising out of, or relating to any Excluded Liability;

(f) resulting from, arising out of, or relating to any Excluded Assets; and

(g) resulting from, arising out of, or relating to the Net Loss Liability.

10.3 Indemnification by Buyer. The Buyer shall defend, indemnify and hold harmless the Seller Indemnitees from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses (other than Losses in respect of Taxes, which shall be governed by Article IX of this Agreement):

(a) which would have not been suffered by them if every representation or warranty when made or deemed made by the Buyer as such representation or warranty is updated at Closing Date pursuant to Section 6.3(a) had been true and accurate in all material respects;

(b) which would not have been suffered by them if all obligations of the Buyer to perform any covenant or agreement hereunder had been fulfilled; and

(c) resulting from, arising out of, or relating to any Assumed Liability.

10.4 Certain Limitations and Computations.

(a) With respect to indemnification by the Sellers pursuant to Section 10.2(a), Sellers shall not be required to indemnify the Buyer Indemnitees:

(i) for any single claim which results in Losses of 0.5% or less of the Aggregate Purchase Price, provided, that in the event a single claim results in Losses that exceed 0.5% of the Aggregate Purchase Price, the Sellers shall be liable for the total amount of such claim; or

(ii) for any claim unless the aggregate amount of all claims (disregarding Section 10.4(a)(i) hereof) result in Losses that exceed 1% of the Aggregate Purchase Price (the “Deductible”), in which event the Sellers shall be responsible only for aggregate Losses in excess of the Deductible.

(b) With respect to indemnification by the Buyer pursuant to Section 10.3(a), the Buyer shall not be required to indemnify the Seller Indemnitees:

(i) for any single claim which results in Losses of 0.5% or less of the Aggregate Purchase Price, provided, that in the event a single claim results in Losses that exceed 0.5% of the Aggregate Purchase Price, the Buyer shall be liable for the total amount of such claim; or

(ii) for any claim unless the aggregate amount of all claims (disregarding Section 10.4(b)(i) hereof) result in Losses that exceed the Deductible, in which event the Buyer shall be responsible only for aggregate Losses in excess of the Deductible.

(c) The computations made pursuant to Section 10.4(a) and Section 10.4(b) shall be measured on an aggregate basis with the Share Purchase Agreement, thus taking into account any claims made under the Share Purchase Agreement, it being understood that claims made in respect of (x) any matter described in Sections 10.2(c) through 10.2(g), (y) any matter described in Article IX or (z) any matter described in Clauses 10.2.1, 11.1.1(b) and 11.1.2 of the Share Purchase Agreement, shall not be aggregated with other claims against the Sellers for the purpose of Section 10.4(f) hereof.

(d) With respect to any indemnification claim made pursuant to Section 10.2(a), the Buyer must bring such claim in accordance with the time periods set forth in Section 10.1. The representations and warranties which are the subject of such claim will survive solely for the purposes of such claim until such claim is finally resolved.

(e) For the avoidance of doubt the aggregate liability of Sellers under this Agreement and the Share Purchase Agreement shall not exceed the Aggregate Purchase Price.

(f) The aggregate liability of the Sellers or the Buyer, as applicable, with respect to Losses that are the subject matter of Section 10.2(a) or 10.3(a) hereof shall not exceed 15% of the Aggregate Purchase Price.

(g) Notwithstanding anything to the contrary herein, the rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. Except as explicitly provided in this Agreement, the representations and warranties of any Seller shall not be affected by (i) any information that the Buyer and/or its lawyers, auditors or other advisors obtained in the course of conducting their audits and due diligence investigations or (ii) any other information known to the Buyer, with the exception of information of which the Buyer was required to notify Sellers, but did not notify the Sellers in accordance with Section 5.10(b).

(h) Except as provided in Section 12.8, the indemnity provided for in Article IX and Article X shall be the sole and exclusive remedy of Buyer Indemnitees or Seller Indemnitees, as the case may be, after the Closing for any inaccuracy of any representation or warranty of the Sellers or the Buyer, respectively, herein or any other breach of this Agreement.

(i) As of the Closing Date, each Seller hereby agrees to waive any rights, remedies or claims which it may have in respect of any inaccuracy or omission in any information or advice supplied or given by LSG or its Subsidiaries in connection with assisting such Seller in the making of any representation or warranties contained in Article III or the preparation of any Schedule attached hereto.

(j) Each party hereto shall use its best efforts to limit the extent of any Losses which might give rise to a claim under this Agreement against any other party hereto.

(k) None of the limitations contained in this Section 10.4 will apply to any claim which arises or is exacerbated as a result of fraud or intentional misconduct by any Seller or any of their respective Affiliates.

(l) If the same action, fact or event can lead to indemnification under more than one clause of Section 10.2 or Section 10.3 hereof, the Buyer Indemnitees or Seller Indemnitees, as the case may be, may bring a claim under more than one clause but shall only be indemnified once.

10.5 Other Limitations. With respect to claims made by the Buyer pursuant to Section 10.2(a) and 10.2(b), the Sellers shall not be liable under this Article X:

(i) if and to the extent the matter giving rise to the claim arises as a result of a written request or the written consent of the Buyer;

(ii) if and to the extent the claim would not have arisen but for a change in legislation or regulation after the Closing Date;

(iii) if and to the extent the claim arises solely as a result of any non-mandatory change by the Buyer after the Closing Date in the accounting or valuation principles applied by any Acquired Company; or

(iv) in respect of any Liability which is contingent unless and until such contingent liability has become an actual liability and is due and payable, provided, however, that this sub-clause (iv) shall not have the effect of preventing the Buyer from validly making a claim in respect of a contingent liability within the applicable time limit, even though it has not become an actual liability.

10.6 Payment Adjustments, etc.

(a) Insurance Proceeds and Other Recoveries from Third Parties. Any indemnity payment made by any Seller to the Buyer Indemnitees, on the one hand, or by the Buyer to Seller Indemnitees, on the other hand, in respect of any Loss shall be reduced by the net amount of any indemnification or other recovery actually received by the party entitled to indemnification under this Agreement (the “Indemnified Party”) in respect of such claim. The net amount of such indemnification or other recovery shall be equal to the amount received by the Indemnified Party less any reasonable costs and expenses incurred by the Indemnified Party in respect of such indemnification claims or other recovery. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the party requested or required to provide indemnification (the “Indemnifying Party”), then such Indemnified Party shall promptly pay the Indemnifying Party the difference between the payment made by such Indemnifying Party in connection with providing such indemnification payment and the amount that the Indemnified Party would have received if the amount of such recovery had been taken into account in determining the amount due by the Indemnifying Party in accordance with this Section 10.6(a). For the avoidance of doubt, no Indemnified Party or any of its Affiliates shall be required to seek recovery under its insurance policies prior to or in connection with making a claim against the Indemnifying Party.

(b) Tax Gross Up. If any tax authority imposes a Tax on the amount payable to any Indemnified Party under Article IX or Article X, then the amount so payable to such Indemnified Party shall be grossed up for purposes of ensuring that after the payment of such Tax, there will be left a sum equal to the amount which would otherwise be payable under this Agreement.

(c) Provisions in the Account. The Sellers shall not be liable under this Article X in respect of any claim if to the extent that the matter giving rise to the claim is recorded as a liability in the CLD Pro Forma Annual Accounts 2005 or the CLD Company Annual Accounts 2005.

(d) Excess Provisions and Overstatements of Liabilities. To the extent the amount of any provision made in the CLD Pro Forma Annual Accounts 2005, in respect of warranties, allowances for bad debts, pensions, employee health, workers’ compensation and slow-moving and obsolete inventory, is found to be in excess of, or unnecessary in respect of, the matter for which such provision was made, the amount of such excess or unnecessary provision shall be credited against any amount due by the Sellers under this Article X for matters of the type for which such provision was made.

(e) Adjustment to Purchase Price. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Aggregate Purchase Price.

(f) Tax Savings. The amount of any payment under this Agreement shall be (i) reduced to take into account any net Tax benefit realized by the recipient and its Affiliates (together, the “Tax Group”) arising from the incurrence or payment by such Tax Group of any amount in respect of which such payment under this Agreement is made and (ii) increased to take into account any net Tax cost incurred by the Tax Group as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the Tax Group as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any payment hereunder. In determining the amount of any such net Tax benefit or net Tax cost, the Tax Group shall be deemed to be subject to (A) U.S. federal income Taxes at the maximum statutory rate then in effect and (B) U.S. state and local income Taxes at an assumed rate of five percent (which rate shall be tax effected at such maximum statutory U.S. federal Income Tax rate); provided that if LSG is the indemnitee, the foregoing principles shall be applied, mutatis mutandis, by reference to applicable Belgian rates. Except as otherwise provided in this Agreement or unless the parties otherwise agree to a method for determining the present value of any such anticipated Tax benefit or Tax cost, any payment under this Agreement shall initially be made without regard to this Section 10.6(f) and shall be increased or reduced to reflect any such net Tax cost (including gross up) or net Tax benefit only after the Tax Group has actually realized such net Tax cost or net Tax benefit.

10.7 Direct Claims.

(a) If an Indemnified Party becomes aware of any action, fact or event that may give rise to a claim against the Indemnifying Party under Article IX or Article X, the Indemnified Party shall give notice to the Indemnifying Party within 30 days of becoming aware of such action, fact or event and within the survival periods set forth in Section 10.1. Such notice shall set forth the legal and factual basis of the claim, including such details as are available concerning the action, fact or event in respect of which the claim is made, together with a first estimate of the amount of Losses that are the subject of the claim. A copy of the material documents establishing the claim shall, to the extent available, be enclosed in the notice. Failure of the Indemnified Party to notify the Indemnifying Party of a claim in the manner set forth in this section shall not relieve the Indemnifying Party of any liability it may have in respect of such claim, except to the extent the Indemnifying Party has suffered a prejudice as a consequence of such failure.

(b) The Indemnifying Party shall be deemed to have accepted any claim made by the Indemnified Party in accordance with this section and shall be liable to indemnify the Indemnified Party for the amount of Losses requested in such claim (subject to the limitations set forth in Article X) unless the Indemnifying Party objects to the claim by written notice to the Indemnified Party within 30 days following the Indemnified Party’s notice. If the Indemnifying Party and the Indemnified Party are unable to reach an agreement on the amount of Losses to be indemnified within 15 days following notification of the Indemnifying Party’s objection, the matter shall be decided by an arbitration panel in accordance with Section 12.8.

(c) The Indemnified Party shall permit the Indemnifying Party and its advisors to investigate the actions, facts or events giving rise to claims made by the Indemnified Party, provided that no such investigation shall interfere with the business of the Indemnified Party. Subject to payment by the Indemnifying Party for reasonable costs and expenses, the Indemnified Party shall provide to the Indemnifying Party and its advisors (i) access, upon reasonable advance notice and during normal business hours, to the Indemnified Party’s business premises and employees, to the degree such access is related to the claim in question, and (ii) the right to examine and copy all such contracts, books and records, and other documents and data as the Indemnifying Party and its advisors may reasonably request. The Indemnifying Party shall agree, in such form as the Indemnified Party may reasonably request, to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.

(d) If the Indemnifying Party has accepted or is deemed to have accepted, pursuant to Section 10.7(b), the amount of Losses claimed by the Indemnified Party, or if the Indemnifying Party and the Indemnified Party have agreed on another amount, the Indemnifying Party shall pay such amount to the Indemnified Party within 15 days of such acceptance or agreement. If the matter giving rise to the claim has been decided by arbitration, the Indemnifying Party shall pay any amount due to the Indemnified Party, including any interest, within 15 days of the final decision ordering the Indemnifying Party to make such payment (or on any other date as may be decided by the arbitration panel, provided that such date is within 15 days of the final decision). Payment shall be made in accordance with the Indemnified Party’s instructions.

10.8 Third Party Claim Procedures.

(a) If the claim notified by the Indemnified Party to the Indemnifying Party in accordance with Section 10.7(a) arises as a result of or in connection with a claim by or a liability to a third party (a “Third Party Claim”) then the following procedures shall apply:

(i) The Indemnified Party shall provide the Indemnifying Party with copies of all documents and correspondence from the third party, and all other correspondence and documents relating to the Third Party Claim, as the Indemnifying Party may reasonably request, within 15 days following the receipt by the Indemnified Party of such documents and correspondence, subject to the Indemnifying Party agreeing to keep all such information and documents confidential and to use them only for the purpose of investigating and defending the Third Party Claim.

(ii) Within 30 days of receiving documents and correspondence from the Indemnified Party, the Indemnifying Party shall notify the Indemnified Party: (x) whether it disputes the Indemnified Party’s right to indemnification with respect to the Third Party Claim and (y) if it does not dispute such right to indemnification, whether or not it desires to defend the Indemnified Party against such Third Party Claim. Notwithstanding the above notice periods, the Indemnified Party is allowed to take any reasonable provisional measures, subject to informing the Indemnifying Party promptly thereof.

(iii) If, within the 30 days provided for in Section 10.8(a)(ii), the Indemnifying Party notifies the Indemnified Party that it does not dispute the Indemnified Party’s right of indemnification and desires to defend the Indemnified Party against such Third Party Claim, the Indemnifying Party shall have the right to assume and control the defense of the Third Party Claim by appropriate proceedings with counsel reasonably acceptable to the Indemnified Party, at the Indemnifying Party’s sole cost and expense. The Indemnified Party shall provide to the Indemnifying Party and its representatives such assistance and access as is required by Section 10.7(c). The Indemnified Party may participate in, but not control, any such defense or settlement at its sole cost and expense. In any case, the Indemnifying Party shall consult with the Indemnified Party in relation to the conduct of any proceedings arising out of the Third Party Claim, provided that all decisions in relation to such proceedings shall be made by the Indemnifying Party, always taking into account the corporate interest of the Indemnified Party.

(iv) If the Indemnifying Party: (w) disputes the Indemnified Party’s right to indemnification with respect to a Third Party Claim; or (x) does not dispute such right to indemnification but prefers not to assume the defense of such Third Party Claim; or (y) does not dispute such right to indemnification and, notwithstanding having indicated that it desires to defend the Indemnified Party against such Third Party Claim, fails to timely assume and prosecute the defense of such Third Party Claim; or (z) does not react in due time to the Indemnified Party’s notification in accordance with Section 10.8(a)(ii), then the Indemnified Party may assume and control the defense of such Third Party Claim at its own cost (without prejudice to its rights under Article IX and Article X). In that case, the Indemnifying Party may participate in, but not control, any such defense or settlement at its sole cost and expense, and the Indemnified Party shall consult with the Indemnifying Party in relation to the conduct of any proceedings arising out of the Third Party Claim, and ensure that the Indemnifying Party’s interests shall be taken into account in so far as such interests are reasonable and made in the Indemnified Party’s corporate interest, provided that all decisions in relation to such proceedings shall be made by the Indemnified Party. Notwithstanding the foregoing, in the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any Third Party Claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s Tax position or (in the case of an Indemnified Party that is a Buyer Indemnitee) the ability of the Buyer or an Acquired Company to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or Litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

(v) The party responsible for the defense of any Third Party Claim shall, to the extent reasonably requested by the other party, inform the other party of the status of such Third Party Claim, including, without limitation, all proposed settlement negotiations and whether or not such party is willing to accept a proposed settlement offer. Neither party shall enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability with respect to such Third Party Claim. If the Indemnified Party does not consent to any settlement offer, the Indemnified Party may continue to contest or defend the Third Party Claim; in such a case, the maximum liability of the Indemnifying Party with respect to such Third Party Claim shall not exceed the full amount of the highest settlement offer (without prejudice to the limitations set forth in Article X). If the Indemnifying Party does not consent to any settlement offer, the Indemnifying Party may continue to contest or defend the Third Party Claim; in such a case, the Indemnifying Party shall be liable for the full amount of the Losses sustained by the Indemnified Party as a result of the Third Party Claim, subject to the limitations set forth in Article X.

(b) To the extent of any inconsistency between this Section 10.8 and Article IX, Article IX shall control with respect to Tax Matters.

10.9 Limitation on Damages. Notwithstanding anything to the contrary herein, no party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any unforeseeable or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof, other than any such damages arising in connection with a Third Party Claim.

10.10 Effect of Waiver of Condition. Except as expressly provided in this Agreement, the rights and remedies of the Sellers or the Buyer, as the case may be, under this Agreement (including the right to indemnification pursuant to this Article X) shall not be affected by (i) the waiver by such party of any condition to closing set forth in Article VI based on the fulfillment of the obligation of the other party or (ii) the waiver of a condition to closing set forth in Article VI.

10.11 Third Party Beneficiaries.

(a) Any Person to whom the Buyer would transfer any or all of the Acquired Assets or Acquired Operations or assign all or part of its rights and obligations under this Agreement in accordance with Section 12.10 is hereby constituted a third party beneficiary for the purposes of Article IX and Article X.

(b) For the avoidance of doubt, the Acquired Companies are hereby constituted third party beneficiaries for the purposes of Article IX and Article X.

ARTICLE XI

DEFINITIONS

11.1 Certain Terms. The following terms have the respective meanings given to them below:

“Acquired Assets” shall have the meaning set forth in Section 1.2.

“Acquired Companies” shall mean Laundromats LLC, Cissell Distribution and Global Fox.

“Acquired Operations” shall have the meaning set forth in the Recitals.

“Acquired Stock” shall have the meaning set forth in the Recitals.

“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. “Control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Purchase Price” shall mean the sum of the Purchase Price and the Final Purchase Price (as such term is defined in the Share Purchase Agreement).

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall have the meaning set forth in Section 6.2(e).

“Annual Accounts” means LSG’s consolidated audited annual accounts for the business year ending on December 31, 2005.

“Applicable Law” means, with respect to each Person, all applicable provisions of all (i) constitutions, treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances, codes and orders of any Governmental Authority and (ii) orders, decisions, injunctions, judgments, awards and decrees or consents of and agreements with any Governmental Authority.

“Assumed Liabilities” shall have the meaning set forth in Section 1.4.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, practice, policy or understanding (including any employment agreement), whether written or unwritten, sponsored or maintained by any Seller, any Acquired Company or any of their respective Affiliates in which any Employee is a participant.

“Belgian Shares” means all outstanding shares in IPSO Belgium which are being sold under the Share Purchase Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which banking institutions in The City of New York are required to be open.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnitees” shall have the meaning set forth in Section 9.1(a).

“Cash” shall mean cash on hand and on deposit in the Sellers’ various bank accounts plus marketable securities with maturities of 90 days or less from the Closing Date plus deposits in transit at the Closing Date less outstanding checks at the Closing Date.

“Cissell” shall have the meaning set forth in the Preamble.

“Cissell Distribution” shall have the meaning set forth in the Recitals.

“Cissell Stock” shall have the meaning set forth in the Recitals.

“CLD Companies” means IPSO Belgium, IPSO Rent NV, a limited liability company organized and existing under the laws of Belgium, IPSO Rent Deutschland GmbH, a limited liability company organized and existing under the laws of Germany and IPSO Norge, a limited liability company organized and existing under the laws of Norway.

“CLD Company Annual Accounts 2005” shall have the meaning set forth in the Share Purchase Agreement.

“CLD Pro Forma Annual Accounts 2005” means the pro forma financial statements for the business year ended on December 31, 2005, of LSG’s commercial laundry division as acquired by the Buyer under this Agreement and the Share Purchase Agreement, established inter alia on the basis of the CLD Company Annual Accounts 2005 (as far as the CLD Companies are concerned), prepared on the basis of IFRS accounting principles applied on a basis consistent with the methodology used in preparing the IFRS Restatement and reflecting all applicable eliminations of inter-company activity and balances.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

“Contract” means any written or oral contract or any other legally binding agreement, license, lease, commitment or undertaking.

“Deductible” shall have the meaning set forth in Section 10.4(a).

“Disclosure Schedules” means those Schedules to the Agreement referenced in Article III.

“Employee” means any Person employed or formerly employed in the Acquired Operations other than the IPH Product Line by any Seller or Acquired Company.

“End Date” shall have the meaning set forth in Section 8.1(b)(i).

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health, safety, natural resources or the environment, including, without limitation, laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall have the meaning set forth in Section 1.3.

“Excluded Liabilities” shall have the meaning set forth in Section 1.5.

“FICA” shall have the meaning set forth in Section 7.4(a).

“Final Purchase Price” shall have the meaning set forth in the Share Purchase Agreement.

“FUTA” shall have the meaning set forth in Section 7.4(a).

“Global Fox” shall have the meaning set forth in the Recitals.

“Global Fox Stock” has the meaning set forth in the Recitals.

“Governmental Approval” means any Consent of, with or to any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, but not limited to, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States, or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Hazardous Substances” means any substance or material that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, radon gas, microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (iii) is regulated under any Environmental Law.

“IFRS” means the International Financial Reporting Standards.

“IFRS Restatement” means the IFRS restatement, in June 2005, by the Seller of its consolidated annual accounts for the business year ended on December 31, 2004, which annual accounts had originally been prepared in accordance with Belgian GAAP.

“Income Taxes” shall mean all Taxes on or measured by net income, profits, receipts or earnings.

“Indebtedness” means, with respect to any Person, without duplication (1) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (exclusive of deferred purchase price arrangements in the nature of open or other accounts payable owed to suppliers on normal terms in connection with the purchase of goods and services in the ordinary course of business) and all obligations of such Person evidenced by bonds, debentures, notes, letters of credit, overdrafts or other similar instruments; (2) all capitalized lease obligations of such Person; (3) net liabilities of such Person under all hedging obligations, interest rate protection agreements or swap arrangements; (4) factoring arrangements; (5) whether or not so included as liabilities in accordance with Belgian GAAP, US GAAP or IFRS, all indebtedness of the types referred to in clauses (1) through (4) above (excluding prepaid interest thereon) secured by an encumbrance on property owned or being purchased by such Person (including indebtedness arising under conditional sale or other title retention agreements), other than operating leases, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (6) all asset financing obligations of such Person and (7) any guarantee of the obligations of another Person and (8) any interest on and any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of, in each case, any of the foregoing; provided that the items listed on Schedule 11.1(a) shall not constitute “Indebtedness”.

“Indemnified Taxes” shall mean each of (i) all Taxes of any Acquired Company relating to Income Taxes and (ii) Taxes of a Person other than an Acquired Company if an Acquired Company is liable for the payment of such Taxes.

“Indemnified Party” shall have the meaning set forth in Section 10.6(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.6(a).

“Information Technology” shall have the meaning set forth in Section 3.21.

“Intellectual Property” means all trademarks, service marks, logos, trade names, product names, trade dress, and all goodwill associated with the foregoing, domain names, copyrights, manufacturing, engineering and technical drawings, technical specifications, Software, Internet Web sites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, Trade Secrets, and all similar intellectual property rights.

“Inventory” shall have the meaning set forth in Section 3.20.

“IPH Assets” shall have the meaning set forth in Section 5.13.

“IPH Product Line” shall have the meaning set forth in Section 1.2(h).

“IPH Supply Agreement” shall have the meaning set forth in Section 6.2(e)(i).

“IPSO Belgium” shall have the meaning set forth in Section 1.5(b).

“IRS” means the Internal Revenue Service.

“JAMS” shall have the meaning set forth in Section 12.8.

“Jensen” shall have the meaning set forth in the Preamble.

“Laundromats LLC” shall have the meaning set forth in the Recitals.

“Laundromats Membership Interests” shall have the meaning set forth in Section 3.4(a).

“Leased Real Property” means all real property and interests in real property subject to Leases by the Acquired Companies and, to the extent relating primarily to the Acquired Operations, the Sellers.

“Leases” means all leases, subleases, licenses and occupancy agreements pursuant to which the Acquired Companies or any of the Sellers is the lessee, sublessee, licensee or occupant other than Real Property leases, subleases, licenses and occupancy agreements included in the Excluded Assets.

“Liabilities” means any and all debts, liabilities and obligations of any kind, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” means all debts, claims, security interests, liens, mortgages, encumbrances, pledges, assessments, adverse claims, impairments of title, restrictions and charges of every nature.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” means any and all claims, liabilities, obligations, losses (including the loss of any Tax asset), fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise, and whether or not resulting from Third Party Claims), including out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder.

“Louisville Environmental Losses” means all Losses, whether direct or indirect, known or unknown, actual, current or potential, past, present or future, arising under or pursuant to any Environmental Law in connection with the Louisville Facility, including, without limitation, with respect to environmental conditions existing, or Releases of Hazardous Substances occurring, on or prior to the Closing Date on, under, above, about or emanating from the Louisville Facility and any failure to comply with any Environmental Law in connection with operations conducted at the Louisville Facility on or prior to the Closing Date. “Louisville Environmental Losses” shall include any Losses related to the presence of trichloroethylene or other Hazardous Substances at, on, under, above or emanating from the Louisville Facility.

“Louisville Facility” means the facility, property and assets that are or that have been present at the facility located at 831 South First Street, Louisville, Kentucky.

“Louisville Lease” shall have the meaning set forth in Section 6.2(e)(v).

“LSG” shall have the meaning set forth in the Preamble.

“LSG North America” shall have the meaning set forth in the Preamble.

“Material Adverse Change” means any material adverse changes, facts or circumstances (including but not limited to national and/or international developments in financial, political and/or economic circumstances) in respect of the CLD Companies and/or the Acquired Operations, whether or not known by the Buyer on the date of this Agreement (other than as set out on Schedule 5.1(b)) and that, on a cumulative basis, are or can reasonably be expected to result in (i) an adverse impact on the CLD Companies and the Acquired Operations taken as a whole in excess of €3,500,000 (Three Million Five Hundred Thousand Euro) in the aggregate (calculated without giving effect to any Tax effect) or (ii) a decrease in the CLD Companies’ and/or the Acquired Operations’ consolidated historical or projected EBITDA in excess of €450,000 (Four Hundred and Fifty Thousand Euro), with the exception of any change, fact or circumstance or effect resulting from (A) an industry wide change, fact or circumstance that does not disproportionately affect the CLD Companies’ or the Acquired Operations’ business, (B) an act of terrorism not specifically directed at the CLD Companies or the Acquired Operations or (C) a discontinuation by the U.K. distributor

JLA, a limited company under English law, with offices at Meadowcroft Lane, Halifax Road, Riponden, West Yorkshire HX6 4AJ, United Kingdom, and company number 01094178 (“JLA”) of its commercial relationship with Ipso Belgium in which respect the Buyer acknowledges that it is aware of the fact that JLA has expressed reservations with respect to its willingness to continue said commercial relationship in view of the prospective acquisition of the CLD Companies by the Buyer as contemplated by the Share Purchase Agreement.

“Material Contracts” shall have the meaning set forth in Section 3.11.

“Net Loss Liability” means, all Liabilities, arising under that certain agreement, dated as of October 23, 2001, by and among Global Fox and Triumphe Leasing Network, Inc.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificates of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of such Person, including any amendments thereto.

“Owned Intellectual Property” means (i) all Intellectual Property owned by any Acquired Company and (ii) all Intellectual Property owned by any Seller relating to the Acquired Operations.

“Owned Real Property” means all real property and interests in real property owned in fee simple by the Acquired Companies and, to the extent relating primarily to the Acquired Operations, the Sellers, and in each case all improvements, fixtures, easements, licenses, rights and appurtenances related to the foregoing, excluding the real property set forth in Section 1.3(d).

“PBGC” shall have the meaning set forth in Section 3.16(b).

“Permitted Intercompany Indebtedness” shall have the meaning set forth in Section 1.8.

“Permitted Liens” means (i) statutory liens for Taxes not yet due, (ii) statutory liens of warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and (iii) liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of statutory obligations.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Plan” shall have the meaning set forth in Section 3.16(g).

“Pre-Closing Period” means any Tax period or portion thereof ending on or before the Closing Date. For these purposes, real and personal property Taxes shall be apportioned with respect to any Straddle Period on a per diem basis and all other Taxes shall be apportioned with respect to any Straddle Period on the basis of an interim closing of the books at the end of the Closing Date.

“Purchase Price” shall have the meaning set forth in Section 1.6.

“Real Property” shall have the meaning set forth in Section 3.13(a).

“Records” shall have the meaning set forth in Section 5.8.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Repetition Default” shall have the meaning set forth in Section 6.2(a).

“Second Phase Due Diligence” shall have the meaning set forth in Section 5.1.

“Seller Indemnitees” shall have the meaning set forth in Section 9.1(c).

“Sellers’ Knowledge” or “Knowledge of Sellers” or similar phrases means the actual Knowledge of those persons set forth on Schedule 11.1(b).

“Sellers” shall have the meaning set forth in the Preamble.

“Share Purchase Agreement” shall have the meaning set forth in Section 1.5(h).

“Software” means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Straddle Period” means any taxable year or period beginning on, or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing at least 50% of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Tax” means (i) all federal, state, provincial, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp duty, stamp duty reserve, stamp duty land, occupation, property, abandoned property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

“Tax Dispute” shall have the meaning set forth in Section 9.4.

“Tax Group” shall have the meaning set forth in Section 10.6(f).

“Tax Matters” shall have the meaning set forth in Section 9.3(a).

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” shall have the meaning set forth in Section 3.17(c).

“Third Party Claim” shall have the meaning set forth in Section 10.8(a).

“Trade Secrets” means all inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

“Transferred Employees” shall have the meaning set forth in Section 7.1(b).

“Unassigned Asset” shall have the meaning set forth in Section 1.9(a).

“U.S. GAAP” means United States Generally Accepted Accounting Principles.

“WARN Act” shall have the meaning set forth in Section 3.16(j).

11.2 Construction. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in this construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact following by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses. The Seller, on the one hand, and the Buyer, on the other hand, shall bear their respective expenses, costs and fees (including fees of their respective attorneys, accountants and other advisors) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

12.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

12.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram.

(i) if to the Buyer, to

Alliance Laundry Systems LLC

P.O. Box 990

Ripon, Wisconsin 54971

Attention: Scott L. Spiller

Facsimile: (920) 748-4334

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Margaret Andrews Davenport

Facsimile: (212) 909-6836

(ii) if to the Sellers, to

Laundry Systems Group NV

‘t Hofveld 6F2

B-1702 Groot-Bijgaarden, Belgium

Attention: Erik Vanderhaegan

Facsimile: 011 32 2 482 3390

with copies to:

Katten Muchin Rosenman LLP

401 South Tryon Street

Suite 2600

Charlotte, North Carolina 28202

Attention: A. Victor Wray

Facsimile: (704) 444-2050

and

Stibbe

Rue Henri Wafelaertsstraat 47-51

B-1060 Brussels, Belgium

Attention: Jan Peeters

Facsimile: 011 32 2 533 5212

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

12.4 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

12.5 Entire Agreement. This Agreement (including the Schedules hereto) and the Ancillary Agreements (when executed and delivered) and Exhibits constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

12.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

12.7 Governing Law; Specific Performance. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of law rules thereof. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy which they are entitled to at law or in equity.

12.8 Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or any Ancillary Agreement will be settled through binding arbitration. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with the Judicial Arbitration and Mediation Services (“JAMS”), or its successor, for arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq., with a copy to the other party. The arbitration will be conducted in New York, New York, in accordance with the provisions of JAMS’s Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS and with one another in selecting a panel of three arbitrators, and in scheduling the arbitration proceedings. The parties will share equally the costs unless otherwise determined by the arbitrators. The proceedings and award shall be in the English language. Judgment upon any award may be entered in any court of competent jurisdiction.

12.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

12.10 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Buyer or the Sellers (other than by operation of Law in connection with a merger, a sale of substantially all the assets, or a liquidation of the Buyer or Sellers) without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); provided, however, that the Buyer may upon notice to the Sellers assign its right to purchase all or any portion of the Acquired Stock or the Acquired Assets hereunder specified in such notice and may delegate its duties with respect to all or any portion of the Assumed Liabilities hereunder specified in said notice to one or more Affiliates of the Buyer without the prior written consent of the Sellers and, following the Closing Date, may freely dispose of the Acquired Stock or the Acquired Assets; provided further, however, that no assignment shall limit or affect the assignor’s obligations hereunder. Subject to the foregoing sentence, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

12.11 No Third Party Beneficiaries. Except as provided in Article X with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

12.12 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

12.13 Schedules. If there is any inconsistency between the statements in this Agreement and the Schedules attached hereto, including for the avoidance of doubt the Disclosure Schedules, (other than an exception expressly set forth in the applicable Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control. The statements in the Schedules relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement, except to the extent the relevance to such other representation and warranty is reasonably apparent on the face of the Schedules.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

Alliance Laundry Systems LLC

By:	/s/ Thomas F. L’Esperance
Name:	Thomas F. L’Esperance
Title:	Chief Executive Officer and
President

Laundry Systems Group NV

By:	/s/ Jesper Munch Jensen
Name:	Jesper Munch Jensen
Title:	Chief Executive Officer

Laundry Systems Group NV

By:	/s/ Erik Vanderhaegen
Name:	Erik Vanderhaegen
Title:	Chief Financial Officer

Cissell Manufacturing Company

By:	/s/ Phyllis Decker
Name:	Phyllis Decker
Title:	President

Jensen USA Inc.

By:	/s/ Jens Voldbaek
Name:	Jens Voldbaek
Title:	President

LSG North America, Inc.

By:	/s/ Erik Vanderhaegen
Name:	Erik Vanderhaegen
Title:	President